SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SIRENZA MICRODEVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our Stockholders:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Sirenza Microdevices, Inc. to be held on Wednesday, June 2, 2004 at 2:00 p.m., local time, at 303 S. Technology Court, Broomfield, CO 80021.

The matters expected to be acted upon are described in detail in the following Notice of Annual Meeting and Proxy Statement.

Your vote is important. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER OF SHARES WHICH YOU HOLD. YOU ARE, THEREFORE, URGED TO EXECUTE AND RETURN, AT YOUR EARLIEST CONVENIENCE, THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED. Returning the Proxy does not deprive you of your right to attend the meeting and vote your shares in person.

Thank you for your ongoing support of and continued interest in Sirenza Microdevices, Inc. We look forward to seeing you at the meeting.

Sincerely,

Robert Van Buskirk

President and Chief Executive Officer

SIRENZA MICRODEVICES, INC.

303 S. Technology Court

Broomfield, CO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of Sirenza Microdevices, Inc., a Delaware corporation (the Company or Sirenza), will be held on Wednesday, June 2, 2004 at 2:00 p.m., local time, at the Company’s principal executive offices located at 303 S. Technology Court, Broomfield, CO 80021, for the following purposes:

1.	To elect two Class I directors, each to serve for a term of three year until the 2007 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.

2.	To ratify the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2004.

3.	To approve the addition of available awards, the limit on the number of shares that may be granted pursuant to discount awards and the material terms of the Company’s Amended and Restated 1998 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders of record at the close of business on April 7, 2004 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote, sign, date and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a Proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Susan P. Krause Vice President, General Counsel and Secretary

Broomfield, Colorado

April 21, 2004

April 21, 2004

SIRENZA MICRODEVICES, INC.

303 S. Technology Court

Broomfield, CO 80021

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Sirenza Microdevices, Inc. (the Company or Sirenza) for use at the Annual Meeting of Stockholders to be held on Wednesday, June 2, 2004 at 2:00 p.m., local time, or at any adjournment or postponement thereof (the Annual Meeting), at the Company’s principal executive offices, located at 303 S. Technology Court, Broomfield, CO 80021, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s telephone number at its principal executive offices is (303) 327-3030. The Company’s fiscal year ends on December 31st of each year.

Record Date and Mail Date; Outstanding Shares

Stockholders of record at the close of business on April 7, 2004 (the Record Date) are entitled to notice of and to vote at the Annual Meeting. This proxy statement, the form of proxy and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2003 will be mailed on or about April 28, 2004 to all stockholders entitled to vote at the Annual Meeting. As of the close of business on March 31, 2004, 34,253,017 shares of the Company’s common stock, $0.001 par value (the common stock), were issued and outstanding.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder as marked on such proxies. If no specific instructions are given, the shares represented by proxies will be voted as follows:

•	“FOR” the re-election of Robert Van Buskirk and Peter Y. Chung (or such substitute nominees as set forth herein) to the Board of Directors as Class I directors,

•	“FOR” ratification of the appointment of Ernst & Young, LLP as independent auditors of the Company for the fiscal year ending December 31, 2004, and

•	“FOR” approval of the addition of available awards, the limit on the number of shares that may be granted pursuant to discount awards and the material terms of the Company’s Amended and Restated 1998 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code.

In addition, if any other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will have discretion to vote the shares represented by proxies, or otherwise act with respect to such matters, in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing a written instrument revoking the proxy with the Secretary of the Company, by executing and delivering to the Company a subsequent proxy prior to the Annual Meeting, or by attending the Annual Meeting and voting in person.

Votes Per Share

Each share of common stock outstanding as of the close of business on the Record Date shall be entitled to one vote on each matter properly brought before the stockholders at the Annual Meeting. Stockholders shall not be entitled to cumulate their votes on any matter brought before them at the Annual Meeting.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, telefax or otherwise.

List of Stockholders Entitled to Vote

A list of the stockholders entitled to vote at the meeting, in alphabetical order, including the address and number of shares registered in the name of each such stockholder, shall be maintained at the Company’s principal executive office, located at 303 S. Technology Court, Broomfield, CO 80021, during the 10-day period immediately preceding the meeting date, and during such time shall be available during normal business hours for examination by any stockholder for any purpose germane to the meeting. A copy of such list shall also be present at the meeting and shall be available for inspection during the meeting by any stockholder present at the meeting.

Quorum; Abstentions; Broker Non-votes

The quorum required for the transaction of business at the Annual Meeting shall be the presence at the Annual Meeting of a majority of the shares of common stock issued and outstanding at the close of business on the Record Date. Shares present at the Annual Meeting in person or represented by proxy and entitled to vote (including shares which abstain or do not vote) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Because abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote for the purpose of determining whether that matter has been approved by the stockholders, such abstentions have the same effect as negative votes for each proposal other than the election of directors.

Broker non-votes occur where a nominee such as a financial institution holds in its name shares beneficially owned by another person and returns a proxy to the Company with respect to such shares, but indicates that it does not have the authorization of the beneficial owner to vote the owner’s shares on one or more proposals. Broker non-votes are counted as present or represented for purposes of determining the existence or absence of a quorum at a meeting. Broker non-votes are not, however, counted or deemed to be present or represented for purposes of determining whether stockholder approval of any particular matter has been obtained, and hence will not have the effect of negative votes on a matter unless the vote required for approval of such matter is the affirmative vote of some percentage of the outstanding shares entitled to vote, without regard to whether such shares are present or represented by proxy at the meeting.

Dissenters’ Rights

There are no dissenters’ rights of appraisal associated with the matters to be acted upon in Proposals 1, 2 and 3.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s Board of Directors (the Board of Directors or Board) is currently comprised of six directors who are divided into three classes with terms expiring in 2004, 2005 and 2006, respectively. A director serves in office until his or her term expires and his or her respective successor is duly elected and qualified, or until his or her earlier death, removal for cause or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Only two of the current six seats on the Board of Directors are to be filled by the vote of the outstanding shares entitled to vote at the Annual Meeting. These seats are the Class I directorships, the current term of which expires on the date of the Annual Meeting. These seats are currently held by Robert Van Buskirk, the Company’s President and Chief Executive Officer, and Peter Y. Chung, an outside director, each of whom has been nominated by the Nominating Committee and Board of Directors for re-election for a three-year term, to expire on the date of the Company’s 2007 annual meeting of stockholders and the due election and qualification of his successor, or his earlier death, removal for cause or resignation.

Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the re-election of Messrs. Van Buskirk and Chung. The Company expects that Messrs. Van Buskirk and Chung will accept such nominations; however, in the event either Mr. Van Buskirk or Mr. Chung is unable to or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee designated by the present Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Information Regarding Nominees and Other Directors

Certain background information regarding the nominees for director and the other current directors of the Company has been set forth below for your reference. There are no family relationships among any directors or executive officers of the Company, other than that between John M. Ocampo, the Chairman of the Board of Directors of the Company, and his spouse Susan M. Ocampo, the Treasurer of the Company. Stock ownership information for these persons is shown below under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals named therein.

Name	Age	Principal Occupation	Director Since	Director Class
Robert Van Buskirk	55	Chief Executive Officer of Sirenza	1999	I
Peter Y. Chung	36	Venture Capitalist	1999	I
John C. Bumgarner, Jr	61	Private Investor	1999	II
Casimir S. Skrzypczak	63	Venture Capitalist	2000	II
John M. Ocampo	45	Chairman of the Board of Sirenza	1985	III
Gil J. Van Lunsen	62	Retired Audit Partner	2003	III

Nominees for Class I Directors

Robert Van Buskirk has served as the Company’s President and Chief Executive Officer and as a director since June 1999. Before joining the Company, Mr. Van Buskirk held the position of Executive Vice President of Business Development and Operations from August 1998 to May 1999 at Multilink Technology Corporation, a company specializing in the design, development, and marketing of high bit-rate electronic products for advanced fiber optic transmission systems. Prior to his position at Multilink, Mr. Van Buskirk held various management positions at TRW (now Northrup Grumman), a semiconductor wafer manufacturer, including Executive Director of the TRW GaAs telecom products business from 1993 to August 1998. Mr. Van Buskirk holds a B.A. from California State University at Long Beach.

Peter Y. Chung has served as the Company’s director since October 1999. Mr. Chung is a General Partner and Member of various entities affiliated with Summit Partners, L.P., a venture capital and private equity firm, where he has been employed since August 1994. Prior to attending Stanford Business School, Mr. Chung was a Financial Analyst with the Mergers and Acquisitions department at Goldman, Sachs & Co. from 1989 to 1992. Mr. Chung also serves as a director of iPayment, Inc., a provider of credit and debit card-based payment processing services to small merchants, and a number of privately held companies. Mr. Chung holds an A.B. from Harvard University and an M.B.A. from Stanford University.

Incumbent Class II Directors Whose Term Expires in 2005

John C. Bumgarner, Jr. has served as the Company’s director since December 1999. Mr. Bumgarner previously served as Chief Operating Officer and President of Strategic Investments for Williams Communications Group, Inc., a high technology company, from May 2001 to November 2002. Williams Communications Group, Inc., filed a Plan of Reorganization with the U.S. Bankruptcy Court for the Southern District of New York in August 2002. Mr. Bumgarner joined The Williams Companies, Inc., in 1977 and served as Senior Vice President of Williams Corporate Development and Planning and then served as President of Williams International Company as well as President of Williams Real Estate Company prior to joining Williams Communications Group, Inc. Mr. Bumgarner also serves as a director of MPSI, a global software and database company, Energy Partners, Ltd., an oil and natural gas exploration and production company, and one or more privately held companies. Mr. Bumgarner holds an M.S. from the University of Kansas and an M.B.A. from Stanford University.

Casimir S. Skrzypczak has served as the Company’s director since January 2000. Since July 2001, Mr. Skrzypczak has been a General Partner of Global Asset Capital, a venture capital fund. From November 1999 to July 2001, Mr. Skrzypczak served as a Senior Vice President at Cisco Systems, a networking systems company. Prior to joining Cisco, Mr. Skrzypczak served as a Group President at Telcordia Technologies, a telecommunications company, from March 1997 to October 1999. From 1985 to March 1997, Mr. Skrzypczak served as President of NYNEX Science & Technology, Inc., a subsidiary of NYNEX Corporation, a telecommunications company. Mr. Skrzypczak also serves as a director of JDS Uniphase, a fiber-optic products manufacturer, ECI Telecom Ltd., a supplier of telecommunications networking solutions, WebEx Communications, a provider of web communications services, Somera Communications, Inc., a supplier of telecommunications infrastructure equipment and services, and a number of privately held companies. Mr. Skrzypczak holds a B.E. from Villanova University and an M.B.A. from Hofstra University.

Incumbent Class III Directors Whose Term Expires in 2006

John M. Ocampo, a co-founder of Sirenza, has served as the Company’s Chairman of the Board since December 1998 and has served as a director since the Company’s inception. From May 1999 to September 2002, Mr. Ocampo also served as the Company’s Chief Technology Officer, and from 1984 to May 1999 as the Company’s President and Chief Executive Officer. From 1982 to 1984, Mr. Ocampo served as General Manager at Magnum Microwave, an RF component manufacturer. From 1980 to 1982, he served as Engineering Manager at Avantek, a telecommunications engineering company, now Hewlett-Packard/Avantek. Mr. Ocampo holds a B.S.E.E. from Santa Clara University.

Gil J. Van Lunsen has served as a director of the Company and Chair of the Board’s Audit Committee since October 2003. Prior to his retirement in June 2000, Mr. Van Lunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. Van Lunsen held various positions of increasing responsibility with KPMG. He was elected to the partnership in 1977. Mr. Van Lunsen is currently a member of the Board of Directors and the Audit Committee Chairman at both Hillcrest Healthcare System in Tulsa, Oklahoma and Array Biopharma in Boulder, Colorado. Additionally, Mr. Van Lunsen was a member of the Ethics Compliance Committee of Tyson Foods, Inc. from January 1997 to December 2002. Mr. Van Lunsen received a B.S./B.A. in accounting from the University of Denver and is a Certified Public Accountant.

Board Composition

The Company currently has six directors. In accordance with the terms of the Company’s certificate of incorporation, the terms of office of our Board of Directors are divided into three classes: Class I, whose term will expire at this Annual Meeting, Class II, whose term will expire at the annual meeting of stockholders to be held in 2005, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2006. The Class I Directors are Mr. Van Buskirk and Mr. Chung. The Class II Directors are Mr. Bumgarner and Mr. Skrzypczak. The Class III Directors are Mr. Ocampo and Mr. Van Lunsen. At each future annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following their election and the due election and qualification of their successors, or until their earlier death, resignation or removal for cause. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control of the company. The Company’s directors may be removed for cause by the affirmative vote of the holders of a majority of the Company’s outstanding common stock.

Each member of the Board of Directors other than Messrs. Ocampo and Van Buskirk qualifies as an “independent director” in accordance with the published listing requirements of The Nasdaq National Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Sirenza and Sirenza’s management.

Meetings and Committee Composition

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Beginning in 2004, quarterly Board meeting agendas include regularly scheduled sessions for the independent directors to meet without management present. Board members have access to all Sirenza employees outside of Board meetings.

The Board of Directors has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating Committees. Each of these committees has a written charter approved by the Board of Directors. The members of the committees are all independent directors in accordance with the Nasdaq standards described above and are identified in the following table.

Committee Membership
Director	Audit(1)	Compensation(1)	Nominating
John C. Bumgarner, Jr.		Chair	X
Peter Y. Chung	X		Chair
Casimir S. Skrzypczak	X	X
Gil J. Van Lunsen	Chair		X

(1)	Upon Mr. Van Lunsen’s election to the Board in October 2003, the composition of the Audit Committee and Compensation Committee was altered. Prior to October 16, 2003, the Audit Committee consisted of Mr. Skrzypczak as Chair, Mr. Bumgarner and Mr. Chung and the Compensation Committee consisted of Mr. Bumgarner and Mr. Skrzypczak. Effective October 16, 2003, the composition of the Audit Committee and Compensation was reformed as indicated in the table above.

The Audit Committee assists the Board of Directors in its general oversight of Sirenza’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of Sirenza’s independent auditors. Each member of the Audit Committee is an independent director as defined in The Nasdaq National Market listing standards. In addition, each member of the Audit Committee meets the specific criteria for members of Audit Committees established by the SEC and The Nasdaq National Market. The Audit Committee includes at least one member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director”. Gil J. Van Lunsen is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Van Lunsen’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Van Lunsen any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The Board of Directors has adopted a written charter for the Audit Committee which sets forth in detail the duties of and functions performed by the Audit Committee. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. Major functions of the Audit Committee include, without limitation: (i) continuous review of the adequacy of the Company’s system of internal controls; (ii) review of the independence, fee arrangements, audit scope, performance and audit findings of the Company’s independent auditors and appointment of independent auditors; (iii) review prior to release of the audited financial statements and Management’s Discussion and Analysis contained in the Company’s Annual Report on Form 10-K; and (iv) preparation of reports to be included in Company proxy statements in compliance with SEC requirements. The Audit Committee held a total of nine meetings in 2003.

The Compensation Committee reviews and approves salaries, equity incentives and other matters relating to executive compensation, and administers Sirenza’s equity plans. The Compensation Committee also reviews and approves various other company compensation policies and matters. The Compensation Committee held a total of eight meetings in 2003.

The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Nominating Committee was established in January 2004 and held no meetings during 2003. The Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the Board. The Nominating Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Company’s Nominating Committee has adopted Board membership criteria that apply to recommended nominees for a position on the Company’s Board. Under these criteria, members of the Board should have the highest personal and professional ethics, integrity and values. They should have key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as possess demonstrated sound business judgment gained through broad experience in significant positions where the candidate has dealt with management, technical, financial or regulatory issues. A candidate should have the disposition to act independently in respect of the Company and others in order to protect the long-term interests of the Company and all stockholders. A candidate needs to be able to devote sufficient time to carry out his or her duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. A candidate should have sufficient financial or accounting knowledge to add value in the financial oversight role of the Board of Directors. Finally, a candidate should have no material relationship that could create an appearance of lack of independence with respect to the Company and should have no conflict of interest with the Company’s business. These factors, and others as considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The committee may also employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. Candidates for nomination to the Board typically are suggested by Board members or by employees. The Nominating Committee considers properly submitted nominees proposed by stockholders. Candidates proposed by stockholders are evaluated by the Nominating Committee using the same criteria as for other candidates. To recommend a prospective nominee for the Nominating Committee’s consideration, you may submit the candidate’s name and qualifications in writing to the Company’s Corporate Secretary at the address of our principal executive offices set forth above. In addition, the bylaws of the Company permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares to elect such nominee and provide the information required by the bylaws of the Company, as well as a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to the Company and its stockholders. In addition, the stockholder must give timely notice to the Corporate Secretary of the Company in accordance with the bylaws of the Company, which, in general, require that the notice be received by the Corporate Secretary of the Company within the time period described below under “Stockholder Proposals”.

The Board of Directors held a total of seven meetings during 2003. During 2003, no director attended fewer than 75% of the aggregate of the number of meetings held by the Board of Directors and the number of meetings of committees, if any, upon which such director served.

Director Attendance at Annual Stockholders Meeting

Members of the Board of Directors are encouraged to attend the Company’s annual meeting of stockholders. However, the Company does not have a policy about attendance of directors at the Company’s annual meetings of stockholders. In the past, no stockholders have attended our stockholder meetings in person. The Company will evaluate a policy following the Annual Meeting.

Communications With the Board

Stockholders may communicate with the Board by writing to them by mail c/o Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, Colorado, 80021. Any stockholder communications directed to the Board of Directors or a member of the Board will first be delivered to Sirenza’s Corporate Secretary who will forward all communications to the Board of Directors for review.

Director Compensation

It has historically been the general policy of the Board that compensation for independent directors would consist solely of equity-based compensation. In April 2003, in recognition of the Board’s increased workload and responsibilities in recent years and the increasing difficulty to attract and retain independent directors to serve on the Board of Directors, the disinterested members of the Board reviewed and revised the Board’s compensation program to approve a cash compensation component. Beginning with the third quarter of 2003, independent directors are now paid a cash retainer of $4,000 per year for attendance at regularly scheduled Board meetings and an additional cash retainer of $1,000 per year for attendance at special Board meetings; the chairmen of each board committee receive an additional cash retainer of $7,000 per year; and other committee members each receive an additional cash retainer of $2,000 per year. In addition, independent directors receive a fee of $500 for each regularly scheduled Board meeting attended (typically six per year). All cash payments are calculated and paid in quarterly installments. Directors are also reimbursed for expenses in connection with attendance at Board of Directors and committee meetings. Independent directors may not receive consulting, advisory or other compensatory fees from Sirenza in addition to their Board compensation. Employee directors are not paid for Board service in addition to their regular employee compensation.

In 2003, each independent director other than Mr. Van Lunsen was paid a retainer fee of $2,500 for attendance at regular and special meetings of the Board, and $1,000 plus out-of-pocket expenses for attending two regular board meetings. Mr. Van Lunsen was elected to the Board in October 2003 and received a retainer fee of $1,250 and an additional $500 plus out-of-pocket expenses for attending one regular Board meeting. In 2003, Mr. Skrzypczak received an additional $2,250 for serving on the Audit Committee (including as Audit Committee Chairman through October 2003) and an additional $500 for serving on the Compensation Committee in the fourth quarter; Mr. Bumgarner received an additional $2,250 for his service on the Compensation Committee, including as Chairman in the fourth quarter, and an additional $500 for his service on the Audit Committee in the third quarter; Mr. Van Lunsen received an additional $1,750 for serving as Audit Committee Chairman in the fourth quarter; and Mr. Chung received an additional $1,500 for his service on the Audit Committee and the Compensation Committee.

Directors are eligible to participate in the Company’s Amended and Restated 1998 Stock Plan. Pursuant to the Company’s Amended and Restated 1998 Stock Plan, non-employee directors are automatically granted an option to purchase 40,000 shares of common stock upon their initial election to the Board of Directors and an option to purchase an additional 10,000 shares of common stock each year following our annual stockholders meeting, so long as on such date, he or she has served on the Board of Directors for at least the previous six months. In 2003, each of Mr. Bumgarner and Mr. Skrzypczak were granted an option to purchase 10,000 shares of common stock at an exercise price of $1.90 per share and Mr. Van Lunsen was granted an option to purchase 40,000 shares of common stock at an exercise price of $4.79 per share. In addition, in March 2003 the Company issued options to purchase 20,000 shares of common stock to Mr. Bumgarner and 60,000 shares of common stock to Mr. Skrzypczak, each at an exercise price of $1.34 per share, for options that were previously surrendered in connection with the Company’s voluntary option exchange program, as described in the Report of the Compensation Committee set forth below. Mr. Chung has previously declined to receive any automatic option grants due to his affiliation with a former stockholder of the Company. The Company expects Mr. Chung to accept the automatic grants under the Amended and Restated 1998 Stock Plan in the future.

Code of Ethics

The Company has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer, principal financial officer and controller) and employees, known as the Code of Business Ethics and Conduct. The Code of Ethics and Business Conduct are available on the Company’s website at www.sirenza.com/ir_governance.asp.

Required Vote

The affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of the nominees for director contemplated in Proposal 1, meaning that the two properly nominated persons receiving the highest number of affirmative votes cast by stockholders entitled to vote at the Annual Meeting will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP has audited the Company’s financial statements since 1996, and the Audit Committee of the Board of Directors of the Company adopted a resolution selecting Ernst & Young LLP as the Company’s independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2004. The Board of Directors recommends that stockholders vote for ratification of such appointment. A representative of Ernst & Young LLP is expected to be available at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

Audit Fees

In 2003, Ernst & Young LLP billed the Company an aggregate of $302,000 for the audit of the Company’s annual financial statements and for the review of financial statements included in the Company’s quarterly reports on Form 10-Q. During 2002, audit fees billed to the Company by Ernst & Young LLP totaled $251,000.

Audit-Related Fees

In 2003, Ernst & Young LLP billed the Company an aggregate of $125,000 for additional assurance and related services that were related to the audit of our annual financial statements or review of the Company’s quarterly financial statements. These services consisted of accounting consultations and assistance with an acquisition, including acquisition-related registration statements. During 2002, audit-related fees billed to the Company by Ernst & Young LLP totaled $183,000 and consisted of accounting consultations and assistance with acquisitions, including acquisition-related registration statements. In addition, in 2002, these services included due diligence provided in connection with an acquisition.

Tax Fees

In 2003, Ernst & Young LLP billed the Company an aggregate of $80,000 for professional services relating to tax compliance, tax advice and tax planning. These services consisted of preparation of tax returns for Sirenza and its subsidiaries and tax consultations. During 2002, tax fees billed to the Company by Ernst & Young LLP totaled $76,000 and consisted of preparation of tax returns for Sirenza and its subsidiaries and tax consultations.

All Other Fees

In 2003 and 2002, Ernst & Young LLP did not bill the Company for any amounts for professional services other than the audit services, audit-related services and tax services described above.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

Audit Committee Pre-approval Policies

All services performed by the independent auditors must be pre-approved by the Audit Committee. Such pre-approval may be granted at any time up to one year in advance of commencement of the specified services. The Audit Committee may, in its discretion, establish fee thresholds for pre-approved categories of services which do not require specific approval by the Audit Committee for a particular service. Such pre-approved categories are detailed as to the service covered and the Audit Committee is periodically informed of the provision of each service. In addition, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the

Company’s independent auditors and associated fees, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. The Audit Committee will not approve the provision of any prohibited service as set forth in the applicable regulations of the SEC and the Public Company Accounting Oversight Board. During 2003, no services were provided by the independent auditors under the de minimis rules set forth in Rule 2-01 of Regulation S-X promulgated by the SEC.

Required Vote

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2004 FISCAL YEAR.

PROPOSAL 3

APPROVAL OF THE ADDITION OF AVAILABLE AWARDS, THE LIMIT ON THE

NUMBER OF SHARES THAT MAY BE GRANTED PURSUANT TO DISCOUNT AWARDS

AND THE MATERIAL TERMS OF THE AMENDED AND RESTATED 1998 STOCK PLAN

FOR PURPOSES OF 162(M) OF THE INTERNAL REVENUE CODE

General

The Company is asking you to approve the material terms of our Amended and Restated 1998 Stock Plan. The Company asks for approval of the amendment and restatement to allow the Company to grant a wider range of awards, including stock appreciation rights, performance shares, performance units and deferred stock units. The Company also asks for approval of the material terms of our Amended and Restated 1998 Stock Plan so that it may deduct for federal income tax purposes equity compensation in excess of $1 million that it may pay to certain of its executive officers in any single year pursuant to the Amended and Restated 1998 Stock Plan.

The currently operative Amended and Restated 1998 Stock Plan was adopted by the Board of Directors and approved by stockholders in February 2000. In April 2004, the Board approved the Amended and Restated 1998 Stock Plan as described in this proposal, subject to approval from the stockholders at the Annual Meeting. If approved, the Amended and Restated 1998 Stock Plan described in this proposal replaces the currently operative Amended and Restated 1998 Stock Plan in its entirety. In addition to allowing us the potential to take tax deductions associated with executive compensation, of which stock option gains are a significant component, this proposal allows us the ability to grant stock appreciation rights, performance shares, performance units and deferred stock units, which are not available for grant under the existing plan. This proposal also limits the number of shares that may be granted pursuant to awards with exercise prices or purchase prices less than 100% of fair market value on the date of grant, to a maximum of 30% of the shares that remain available for issuance under the Amended and Restated 1998 Stock Plan as of April 15, 2004. This proposal also provides that options cannot be repriced nor can an option exchange program be implemented without first obtaining stockholder approval. This proposal will also extend the maximum term of the Amended and Restated Stock Plan to April 2014.

Awards granted under the Amended and Restated 1998 Stock Plan may be designed to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), the Company generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or our four other highest paid employees to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, the Company may deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For the awards granted under the Amended and Restated 1998 Stock Plan to qualify as “performance-based” compensation under Section 162(m), among other things, our stockholders must approve the material terms of the Amended and Restated 1998 Stock Plan at this annual meeting of our stockholders.

A favorable vote for this proposal will allow us to continue to deduct executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flows. A favorable vote for this proposal also will allow us to grant awards of stock appreciation rights, performance shares, performance units and deferred stock units, will limit the number of shares that may be granted pursuant to awards with exercise or purchase prices less than 100% of fair market value on the date of grant and will extend the maximum term of the Amended and Restated Stock Plan to April 2014. An unfavorable vote for this proposal would disallow any future tax deductions for executive compensation in excess of $1 million paid to our chief executive officer and our four other most highly compensated employees pursuant to the Amended and Restated 1998 Stock Plan. An unfavorable vote for this proposal also would prevent us from granting awards of stock appreciation rights, performance shares, performance units and deferred stock units, would permit the administrator to approve repricings of options or approve an option exchange program without stockholder approval and will continue to provide that the Amended and Restated 1998 Stock Plan will terminate no later than February 2010.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is required to approve the addition of stock appreciation rights, performance shares, performance units and deferred stock units as available awards, the limit on the number of shares that may be granted pursuant to awards with exercise or purchase prices less than 100% of fair market value on the date of grant and the material terms of the Amended and Restated 1998 Stock Plan. Abstentions will have the effect of a vote “against” the addition of stock appreciation rights, performance shares, performance units and deferred stock units as available awards, the limit on the number of shares that may be granted pursuant to awards with exercise or purchase prices less than 100% of fair market value on the date of grant and the material terms of the Amended and Restated 1998 Stock Plan. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE ADDITION OF AVAILABLE AWARDS, THE LIMIT ON THE NUMBER OF SHARES THAT MAY BE GRANTED PURSUANT TO DISCOUNT AWARDS AND THE

MATERIAL TERMS OF THE AMENDED AND RESTATED 1998 STOCK PLAN FOR PURPOSES

OF SECTION 162(M) OF THE INTERNAL REVENUE CODE.

SUMMARY OF THE

AMENDED AND RESTATED 1998 STOCK PLAN

General

The purpose of the Amended and Restated 1998 Stock Plan is to increase stockholder value by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to our employees, consultants and directors and promoting the success of our business. The Amended and Restated 1998 Stock Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock purchase rights, (3) stock appreciation rights, (4) performance shares, (5) performance units, and (6) deferred stock units (individually, each, an “Award”). Options granted under the Amended and Restated 1998 Stock Plan may be either “incentive stock options” or nonstatutory stock options. The vast majority of the Company’s employees are either an option holder or stockholder. The Company believes that commitment to employee ownership has limited employee turnover and improved our operational performance. The text of the Amended and Restated 1998 Stock Plan is attached as Appendix A to this Proxy Statement.

Approximately 10.8 million shares of common stock are currently authorized under the Amended and Restated 1998 Stock Plan. As of March 31, 2004, options to purchase approximately 4.8 million shares of common stock were outstanding under the Amended and Restated 1998 Stock Plan with an average exercise price of $1.96 per share, options to purchase 4.3 million shares of common stock had been exercised, and approximately 1.7 million shares were available for future grant.

The number of shares authorized under the Amended and Restated 1998 Stock Plan automatically increases on the first day of each fiscal year by an amount equal to the lesser of (i) 1,500,000 shares, (ii) 3% of the outstanding shares of our common stock on that date or (iii) a lesser amount determined by the Board.

The material features of the Amended and Restated 1998 Stock Plan are summarized below, but are qualified in their entirety by reference to the Amended and Restated 1998 Stock Plan.

Administration

The Amended and Restated 1998 Stock Plan is administered by the Board of Directors or a committee appointed by the Board. The administrator generally consists of Directors who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code (to enable the Company to receive a federal tax deduction for certain compensation paid under the Plan) and will meet such other requirements as are established by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 of the Securities Exchange Act of 1934, to the extent the administrator determines it is desirable to meet the requirements of these rules. For the Amended and Restated 1998 Stock Plan to qualify for exemption under Rule 16b-3, the administrator must consist of Directors who are “non-employee directors.” Subject to the terms of the Amended and Restated 1998 Stock Plan, the administrator determines the terms of the Awards granted, including the exercise price, number of shares subject to the Awards, and the exercisability, and has the authority to amend Awards. All questions of interpretation are determined by the administrator and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the Amended and Restated 1998 Stock Plan, except that directors do receive cash compensation for serving on the Board of Directors and its committees, as described under Proposal 1 above.

Eligibility

Nonstatutory stock options, stock purchase rights, stock appreciation rights, performance shares, performance units and deferred stock units may be granted under the Amended and Restated 1998 Stock Plan to our directors, employees and consultants. Incentive stock options may be granted only to employees. As of

March 31, 2004, approximately 260 employees, consultants and directors were eligible to participate in the Amended and Restated 1998 Stock Plan. The administrator, in its discretion, selects the persons to whom options and stock purchase rights are granted, the time or times at which such options and stock purchase rights are granted, and the exercise price and number of shares subject to each such grant. In addition, the Amended and Restated 1998 Stock Plan provides for automatic grants to non-employee directors in an amount equal to 40,000 shares upon first election to the Board of Directors, and an additional 10,000 shares upon each anniversary of his/her election.

Award Limitations

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to certain of our chief executive officer and each of our four other highest paid employees. In order to preserve our ability to deduct the compensation associated with options and stock appreciation rights granted to such persons, the Amended and Restated 1998 Stock Plan provides that no director, employee or consultant may be granted, in any fiscal year, options or stock appreciation rights covering more than 1,000,000 shares of common stock. Notwithstanding this limit, however, in connection with such individual’s initial employment, the individual may be granted options and/or stock appreciation rights covering up to an additional 1,000,000 shares of common stock. In addition, no director, employee or consultant may be granted, in any fiscal year, stock purchase rights or performance shares covering more than 500,000 shares, or performance shares with an initial value in excess of $1,000,000. Notwithstanding this limit, however, in connection with such individual’s initial employment, the individual may be granted additional stock purchase rights and/or performance rights, each covering up to an additional 500,000 shares of common stock, and may be granted additional performance shares with an initial value of up to $1,000,000.

In addition, the Amended and Restated 1998 Stock Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to all incentive stock options that are exercisable for the first time by an optionee in any one calendar year.

Terms and Conditions of Options

A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. Under the Amended and Restated 1998 Stock Plan, the administrator may grant nonstatutory stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). The administrator will determine the number of shares covered by each option, subject to the Award limitations described above. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

(a)    Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a ten percent stockholder may not be less than 110% of the fair market value on the date the option is granted. The Amended and Restated 1998 Stock Plan provides that if the Company desires to preserve its ability to deduct the compensation associated with options granted under the Amended and Restated 1998 Stock Plan pursuant to Section 162(m) of the Internal Revenue Code, the exercise price of a nonstatutory stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock on the last market trading day prior to the date the option is granted.

(b)    Exercise of Option; Form of Consideration. The administrator determines when options become exercisable and may accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Amended and Restated 1998 Stock Plan permits payment to be made, in the discretion of the administrator, by cash, check, promissory note, other shares of our common stock, pursuant to a cashless exercise procedure, a reduction in the amount of any liability of the Company to the individual, any other form of consideration permitted by applicable law, or any combination thereof.

(c)    Term of Option. The term of an option is specified in each option agreement; however, the term of an incentive stock option may be no more than ten years from the date of grant. In the case of an incentive stock option granted to a ten percent stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

(d)    Termination of Service. If an optionee’s service relationship with us terminates for any reason (excluding death or disability), then the optionee may exercise the option within a period of time as determined by the administrator and specified in the option agreement to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option). In the absence of a specified time set forth in the option agreement, the option will remain exercisable for three months following the termination of the optionee’s service relationship. If an optionee’s service relationship terminates due to the optionee’s disability or death, the optionee (or the optionee’s estate or beneficiary) may exercise the option within a period of time as determined by the administrator and specified in the option agreement to the extent the option was vested on the date of termination of the service relationship (but in no event later than the expiration of the term of such option). In the absence of a specified time in the option agreement, the option will remain exercisable for the twelve months following the termination of the optionee’s service due to disability or death.

(e)    Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Amended and Restated 1998 Stock Plan as may be determined by the administrator. The administrator may offer to buy out previously granted options at any time. However, options cannot be repriced nor can an option exchange program be implemented without first obtaining stockholder approval.

Stock Purchase Rights

Awards of stock purchase rights (also referred to as restricted stock) are shares that vest in accordance with the terms and conditions established by the administrator. Each stock purchase right is evidenced by an Award agreement between the Company and the purchaser, and is subject to the terms and conditions determined by the administrator. The administrator will determine the purchase price to be paid for the shares, the number of shares subject to an award of stock purchase rights (subject to the Award limitations described above), and any other terms and conditions of the Award. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason, including death or disability. The repurchase price will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at a rate determined by the administrator and specified in the restricted stock purchase agreement (however, if the administrator has determined it is desirable for the stock purchase right to qualify as “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code, the repurchase option will lapse based on the achievement of performance goals).

Stock Appreciation Rights

Stock appreciation rights are awards that grant the participant the right to receive an amount equal to (1) the number of shares exercised, times (2) the amount by which the Company’s stock price exceeds the exercise price. An individual will be able to profit from a stock appreciation right only if the fair market value of the stock increases above the exercise price. Each stock appreciation right is evidenced by an Award agreement between the Company and the participant, and is subject to the terms and conditions determined by the administrator. The administrator will determine the number of shares subject to an award of stock appreciation rights, subject to the Award limitations described above, the exercise price, and when the stock appreciation right expires (subject to a maximum term of 10 years) and any other terms and conditions of the Award. Payment by the Company for a stock appreciation right may be made, in the discretion of the administrator, in cash, shares or a combination of the two.

If a participant’s service relationship with us terminates for any reason (excluding death or disability), then the participant may exercise the stock appreciation right within a period of time as determined by the administrator and specified in the Award agreement to the extent that the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award). In the absence of a specified time set forth in the Award agreement, the stock appreciation right will remain exercisable for three months following the termination of the participant’s service relationship. If a participant’s service relationship terminates due to the participant’s disability or death, the participant (or his or her estate or beneficiary) may exercise the stock appreciation right within a period of time as determined by the administrator and specified in the Award agreement to the extent the Award was vested on the date of termination of the service relationship (but in no event later than the expiration of the term of such Award). In the absence of a specified time in the Award agreement, the stock appreciation right will remain exercisable for the twelve months following the termination of the participant’s service due to disability or death.

The administrator may offer to buy out previously granted options at any time. However, stock appreciation rights cannot be repriced nor can an exchange program be implemented without first obtaining stockholder approval.

Performance Units and Performance Shares

Performance units and performance shares are Awards that result in a payment to a participant if performance objectives are achieved or the Awards otherwise vest. Each performance unit and performance share is evidenced by an Award agreement between the Company and the participant, and is subject to the terms and conditions determined by the administrator. The administrator determines the terms and conditions of awards of performance units and performance shares, including the applicable performance objectives (which may be solely service-based); provided, however, that any period for measuring performance will be at least 12 months. Each performance unit and performance share generally will have an initial value equal to the fair market value of one share on the date of grant. The administrator will determine the number of performance units and performance shares granted to any participant, subject to the Award limitations described above.

Performance Goals

As discussed above, under Section 162(m) of the Internal Revenue Code, the annual compensation paid to our chief executive officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1 million. However, we are able to preserve the deductibility of compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended and Restated 1998 Stock Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than options, establishing performance criteria that must be met before the Award actually will vest or be paid.

We have amended the Amended and Restated 1998 Stock Plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award. Performance goals may differ from participant to participant and from Award to Award. At the administrator’s discretion, one or more of the following performance goals may apply: cash flow, customer satisfaction, earnings, gross margin, market price of stock, market share, net income, operating income, operating margin, return on capital, return on equity, return on net assets, revenue and sales. Any criteria used may be measured, as applicable, in absolute terms or in relative terms (including passage of time and/or against another company or companies), on a per-share basis, against the performance of the Company as a whole or any segment of the Company, and on a pre-tax or after-tax basis.

Deferred Stock Units

Shares acquired upon exercise (or vesting, as applicable) of a stock purchase right, performance shares and performance units may be paid-out in installments or on a deferred basis, as determined by the administrator. In the event the administrator decides to permit deferral, the administrator shall establish rules and procedures governing how a participant may elect to defer payout.

Automatic Grants to Non-employee Directors

The Amended and Restated 1998 Stock Plan provides for the automatic, nondiscretionary grant of nonstatutory stock options to non-employee directors: Each non-employee director will be automatically granted an option to purchase forty thousand (40,000) shares of our common stock, upon the date such individual first becomes a no-employee director, whether through election by the stockholders of the Company or by appointment by the board of directors in order to fill a vacancy, unless he or she becomes a non-employee director by ceasing to be an employee director. Each non-employee director will be automatically granted an option to purchase ten thousand (10,000) shares of our common stock following each annual meeting of the stockholders of the Company if on such date he or she shall have served on the Board of Directors for at least the preceding six (6) months.

The exercise price of options granted automatically to non-employee directors under the Amended and Restated 1998 Stock Plan will be 100% of the fair market value per share of our common stock on the date of grant, generally determined with reference to the closing sale price for the common stock on the last market trading day prior to the date the option is granted.

Options granted automatically to non-employee directors under the Amended and Restated 1998 Stock Plan shall each vest as to 25% of the shares subject to the option on each anniversary of the date of grant, subject to the director continuing to serve as a director on each relevant vesting date. Such options shall each have a term of ten years from the date of grant. No option may be exercised after the expiration of its term. To the extent the terms and conditions of non-automatic options grants described above do not conflict with the terms of the automatic option grants to non-employee directors, such terms and conditions shall also apply to all automatic grants made under the Plan.

Nontransferability of Awards

Unless otherwise determined by the administrator, Awards granted under the Amended and Restated 1998 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant.

Adjustments Upon Changes in Capitalization

If the Company’s capitalization changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change effected without the receipt of consideration, proportionate adjustments will be made in the number and class of shares of stock available for issuance under the Amended and Restated 1998 Stock Plan, the number and class of shares of stock subject to any Award outstanding under the Amended and Restated 1998 Stock Plan, the exercise price of any such outstanding Award, the number of shares subject to options to be automatically granted to non-employee directors, and the per-person Award limitations.

In the event of a liquidation or dissolution, any Awards that are unexercised (with respect to options and stock appreciation rights) or unvested (with respect to other Awards) will terminate. The administrator may, in its sole discretion, provide that each participant will have the right to exercise and be fully vested in all or any part of the participant’s options and stock appreciation rights, including those not otherwise exercisable, prior to such termination. In addition, the administrator may provide that any repurchase option or forfeiture rights by the Company applicable to any Award will lapse as to all shares covered by the Award.

In connection with any merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company, each outstanding Award will be assumed or an equivalent award substituted by the successor corporation. In the event the successor corporation refuses to assume or provide a substitute award, the Award immediately will vest and become exercisable (if applicable) as to all of the shares (or cash) subject to the Award. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution, the administrator will provide at least 15 days’ notice and the Award will terminate upon the expiration of such notice period. With respect to any options automatically granted to and held by a non-employee director under the Amended and Restated 1998 Stock Plan that are assumed or substituted for, if following such assumption or substitution the optionee’s status as a director of the Company or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the optionee, then the optionee will have the right to exercise the option as to all the stock subject to the option, including shares not otherwise vested or exercisable.

Amendment and Termination of the Amended and Restated 1998 Stock Plan

The Board may amend, alter, suspend or terminate the Amended and Restated 1998 Stock Plan at any time and for any reason. However, the Company must obtain stockholder approval for any amendment to the Amended and Restated 1998 Stock Plan to the extent necessary or desirable to comply with applicable law. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Amended and Restated 1998 Stock Plan without the written consent of the optionee. Unless terminated earlier, the Amended and Restated 1998 Stock Plan will terminate in April 2014.

Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Plan. It does not purport to be complete and does not discuss the tax consequences of the participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside. Tax consequences for any particular individual may be different.

Incentive Stock Options

An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss (that is, the difference between the sale price and the exercise price of the option) is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the fair market value of the shares at the date of the option exercise (or the sale price of the shares, if less). Any additional gain or loss recognized on such a disposition of the shares is treated as long-term or short-term capital gain or loss, depending on how long the optionee held the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or ten percent stockholder of the Company. Unless limited by Section 162(m), the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options

An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares (on the exercise date) over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Upon a disposition of such shares by the optionee, any additional gain or loss is treated as long-term or short-term capital gain or loss, depending on how long the optionee held the shares. Unless limited by Section 162(m), the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Stock Purchase Rights

Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options and generally, no income is recognized by the purchaser in connection with the grant of the stock purchase right or in connection with the exercise of the right for unvested stock, unless an election under Section 83(b) of the Internal Revenue Code is filed with the Internal Revenue Service within thirty (30) days of the date of exercise of the stock purchase right. At the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase unless an election under Section 83(b) of the Internal Revenue Code is timely filed. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company’s right of repurchase lapses). The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Internal Revenue Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date.

Upon the purchaser’s disposition of the shares, any gain or loss is treated as capital gain or loss. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company, and the Company will be entitled to a tax deduction in that amount at the time the purchaser recognizes ordinary income with respect to a stock purchase right. Different rules may apply if the purchaser is also an officer, director, or ten percent stockholder of the Company.

If payout of a stock purchase right is deferred, a participant generally will not have taxable income until the Award is paid-out, unless he or she has elected to be taxed at the time of grant.

Stock Appreciation Rights

A participant does not recognize taxable income upon grant of a stock appreciation right. Upon exercise, the participant recognizes ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Performance Units and Performance Shares

A participant does not recognize taxable income upon grant of performance units or performance shares. Instead, he or she recognizes ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares. If payout of an Award is deferred, a participant will not have taxable income until the Award is paid-out.

Deferred Stock Units

A participant will not have taxable income upon the grant of a deferred stock unit (except in the case of restricted stock acquired pursuant to a stock purchase right pursuant to which a participant elected to be taxed at the time of grant, as described under “Stock Purchase Rights” above). Instead, a participant generally will recognize the income at the time of the receipt of the shares subject to the Award equal to the difference between the fair market value of the shares at the time of receipt and any amount paid for the shares. However, a participant will be subject to employment taxes at the time a deferred stock unit vests, even if the participant has not yet received the shares subject to the Award.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an Award in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option), unless limited by Section 162(m) of the Internal Revenue Code. As discussed above, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our chief executive officer and to each of our four most highly compensated executive officers. However, the Plan has been amended to permit the Administrator to grant Awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with such Awards.

Awards to be Granted to Certain Individuals and Groups

The number of Awards that an employee, director or consultant may receive under the Amended and Restated 1998 Stock Plan is in the discretion of the administrator and therefore cannot be determined in advance. Our directors and executive officers have an interest in this proposal because they are eligible to receive discretionary Awards under the Amended and Restated 1998 Stock Plan, and also because our non-employee directors receive automatic grants of stock options under the Amended and Restated 1998 Stock Plan. To date, only stock options have been granted under the plan as it is currently in effect. The following table sets forth for the individual or group listed (a) the aggregate number of shares subject to options granted during the last fiscal year, and (b) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
Robert Van Buskirk	480,000	$1.34
John Ocampo	—	—
Thomas J. Scannell	145,000	$1.34
Gerald Quinnell	140,000	$1.34
Guy Krevet	120,000	$1.34
All current executive officers, as a group	1,650,000	$1.63
All directors who are not executive officers, as a group	140,000	$2.41
All employees who are not executive officers, as a group	2,196,416	$1.66

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of the Company’s common stock as of March 31, 2004 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock, (ii) each of the Named Executive Officers (as defined under “Executive Compensation” below), (iii) each of the Company’s directors and nominees for director, and (iv) all of the Company’s directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, to the Company’s knowledge the persons named below have sole voting and investment power with respect to all shares of common stock held by them. For the purposes of calculating percentage ownership, as of March 31, 2004, 34,253,017 shares of common stock were issued and outstanding.

Unless otherwise indicated below, each person has an address in care of Sirenza’s principal executive offices at 303 S. Technology Court, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number	Percent
John M. Ocampo and Susan M. Ocampo(2)	12,973,531	37.9%
Wasatch Advisors, Inc. (3)	3,403,122	9.9%
Robert Van Buskirk(4)	451,737	1.3%
Thomas J. Scannell(5)	213,633	*
Gerald Quinnell(6)	199,252	*
Guy Krevet(7)	112,770	*
John C. Bumgarner, Jr.(8)	34,332	*
Peter Y. Chung	—	—
Casimir S. Skrzypczak(9)	43,180	*
Gil J. Van Lunsen	187	*
All directors and executive officers as a group (19 persons)(10)	14,489,530	40.8%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Sirenza Microdevices common stock subject to options held by that person that will be exercisable within sixty days of March 31, 2004, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Consists of 1,050,000 shares held by John Ocampo, 1,050,000 shares held by Susan Ocampo, 8,197,831 shares held by John Ocampo and Susan Ocampo, Trustees, Ocampo Family Trust UA 5-31-01, 221,604 shares held by Susan Ocampo and John Ocampo, Trustees, 2001 Ocampo Charitable Trust, 900,000 shares held by Samat Partners, a California limited partnership and an aggregate of 1,554,096 shares held by a custodian and various trusts for the benefit of the Ocampos’ children. Mrs. Ocampo is the custodian and Mr. and Mrs. Ocampo are co-trustees with a third person of each the trusts for the benefit of their children and share voting and dispositive authority over these shares. Mr. and Mrs. Ocampo disclaim beneficial ownership of the shares held by each of the foregoing trusts and partnerships except to the extent of their pecuniary interest in these shares.
(3)	Included in reliance on information contained in a Schedule 13G filed April 9, 2004 by Wasatch Advisors, Inc. As to the indicated number of shares, Wasatch Advisors, Inc. reported sole voting and dispositive power. The address of record for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(4)	Includes 437,280 shares subject to outstanding options exercisable within sixty days of March 31, 2004.
(5)	Includes 207,251 shares subject to outstanding options exercisable within sixty days of March 31, 2004.
(6)	Includes 121,655 shares subject to outstanding options exercisable within sixty days of March 31, 2004.
(7)	Includes 110,365 shares subject to outstanding options exercisable within sixty days of March 31, 2004.
(8)	Consists of 1,000 shares held by 21st Century LLC, of which Mr. Bumgarner is a managing member, and 33,332 shares subject to outstanding options exercisable within sixty days of March 31, 2004. Mr. Bumgarner disclaims beneficial ownership of the shares held by 21st Century LLC except to the extent of his pecuniary interest in these shares.
(9)	Includes 24,998 shares subject to outstanding options exercisable within sixty days of March 31, 2004.
(10)	Includes an aggregate of 1,291,287 shares subject to outstanding options exercisable within sixty days of March 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information regarding the Company’s equity compensation plans as of the end of 2003.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved By Security Holders	4,965,171	$1.91	986,840(1)
Equity Compensation Plans Not Approved By Security Holders	None	Not applicable	None

(1)	Consists of 655,620 shares available for future issuance under the Amended and Restated 1998 Stock Plan, and 331,220 shares available for future issuance under the 2000 Employee Stock Purchase Plan as of the end of the last fiscal year. The number of shares available for future issuance under the Amended and Restated 1998 Plan is increased on January 1 of each year by a number of shares equal to the lesser of (i) 1,500,000 shares, (ii) 3% of our outstanding shares as of such date, or (iii) such lesser amount as is determined by the Board of Directors. The number of shares available for future issuance under the 2000 Plan is increased on January 1 of each year by a number of shares equal to the lesser of (i) 350,000 shares, (ii) 1% of our outstanding shares as of such date, or (iii) such lesser amount as is determined by the Board of Directors.

EXECUTIVE OFFICERS

The names of the Company’s executive officers, and certain information about them as of March 31, 2004, are set forth below:

Name	Age	Position
Robert Van Buskirk	55	President and Chief Executive Officer
John M. Ocampo	45	Chairman of the Board
Charles R. Bland	55	Chief Operating Officer
Thomas J. Scannell	53	Vice President, Finance, Chief Financial Officer, Assistant Secretary and Assistant Treasurer
Joseph H. Johnson	63	Chief Technology Officer and Vice President, Advanced Products
Gerald Quinnell	46	Executive Vice President, Business Development
Gerald Hatley	34	Vice President, Controller and Chief Accounting Officer
Norman Hilgendorf	43	Vice President, Sales & Marketing
Susan P. Krause	33	Vice President, General Counsel and Secretary
Guy Krevet	57	Vice President, Operations
Jacquie Maidel	59	Vice President, Human Resources
Christopher Menicou	45	Vice President, Quality/Reliability
Susan M. Ocampo	46	Treasurer
John Pelose	49	Vice President and General Manager, Amplifier Division
Timothy G. Schamberger	42	Vice President and General Manager, Signal Source Division

Additional information with respect to Messrs. Van Buskirk and Ocampo is set forth above under “Proposal 1—Election of Directors”.

Charles R. Bland has served as the Company’s Chief Operating Officer since May 2003. Prior to joining the Company, Mr. Bland served as the President and Chief Executive Officer of Vari-L Company, Inc. since May 2001. From June 2000 until he joined Vari-L, he served as the President of Growzone, Inc., a software company focused on the horticultural industry, and from June 1999 until June 2000, he was the President of AmericasDoctors.com, an Internet health care content site. From 1998 to 1999, Mr. Bland was the Chief Operating Officer at Quark Incorporated, provider of shrink wrap and client server software for the publishing industry. For the previous 24 years, Mr. Bland worked in positions of increasing responsibility with Owens Corning Fiberglass, a world leader in high performance glass composites and building materials, with his final assignment being President, Africa/Latin American Operations. Mr. Bland received his B.S., Accounting and Finance, degree from Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology.

Thomas J. Scannell has served as the Company’s Vice President, Finance and Chief Financial Officer and Assistant Treasurer since November 1999 and has served as Assistant Secretary since January 2003. From November 1999 to January 2003, Mr. Scannell also served as the Company’s Secretary and Vice President, Administration. From November 1996 to May 1999, Mr. Scannell served as the Vice President, Finance of Spectra-Physics Lasers, a laser manufacturer. From 1990 to November 1996, Mr. Scannell held the positions of Division Controller and Assistant Corporate Controller at Raychem Corporation, a materials science company. Mr. Scannell holds a B.A. and an M.B.A. from Stanford University.

Joseph H. Johnson has served as the Company’s Vice President, Advanced Products and Chief Technology Officer since September 2002. From 1994 until September 2002, he was President, Chief Executive Officer and Founder of Xemod, Inc., a fabless manufacturer of RF components. Mr. Johnson holds a B.S.E.E degree from North Carolina State University and an M.S. in Physics from Lynchburg College.

Gerald Quinnell has served as the Company’s Executive Vice President, Business Development since February 2001. From November 1998 to December 2001, Mr. Quinnell served as the Company’s Vice President, Sales and Marketing. From November 1998 to February 2001, Mr. Quinnell also served as the Company’s Chief Operating Officer. Mr. Quinnell served as President and Chief Operating Officer of the RF and Microwave business unit of Avnet, Inc. from June 1997 to September 1998, and as Corporate Vice President of Avnet, Inc., during the same period. From 1988 to June 1997, Mr. Quinnell served as Chief Operating Officer of Penstock, Inc., an RF and microwave distribution company subsequently sold to Avnet, Inc. Mr. Quinnell holds a B.S. from the University of Phoenix.

Gerald Hatley has served as the Company’s Vice President, Controller and Chief Accounting Officer since April 2002. Mr. Hatley served as the Company’s Controller from December 1999 to April 2002. From October 1994 to December 1999, he served as an auditor for Ernst & Young LLP, most recently as an audit manager. Mr. Hatley holds a B.S. from California Polytechnic State University, San Luis Obispo and is a certified public accountant.

Norman Hilgendorf has served as the Company’s Vice President, Sales & Marketing since December 2001. Mr. Hilgendorf served as the Company’s Marketing Director, Standard Products from May 2000 to December 2001, and as the Company’s Central U.S. Sales Director from January 2000 to May 2000. From January 1998 to December 1999, he was Vice President and General Manager at Richardson Electronics, a distributor of electronics components. He was also the Wireless Business Unit Manager and Product Manager for Richardson Electronics from 1994 to January 1998. Mr. Hilgendorf received his B.S.E.E. from the University of Illinois and an M.B.A. from the University of Chicago.

Susan P. Krause has served as Sirenza’s Vice President, General Counsel and Secretary since January 2003. During the period between February 2002 and January 2003, Ms. Krause acted from time to time as an independent legal consultant to a private technology company and individual clients. From October 1996 to February 2002, Ms. Krause served as an Associate Attorney with the law firm of Wilson Sonsini Goodrich & Rosati, P.C. Ms. Krause holds an A.B. from Harvard University and a J.D. from Yale Law School.

Guy Krevet has served as the Company’s Vice President, Operations since November 1998. From June 1995 to November 1998, Mr. Krevet served as Vice President and General Manager of Operations, Engineering, and Manufacturing for Avnet, Inc., a distributor of electronic components and computer products. From 1971 to 1995, Mr. Krevet served in various positions at Hewlett-Packard/Avantek, most recently as Manufacturing Manager.

Jacquie Maidel joined Sirenza in May 2003 as Director of Human Resources and was named Vice President, Human Resources in October 2003. Prior to joining the Company, Ms. Maidel served as Director of Human Resources at Vari-L Company, Inc. from May 2001 to May 2003. From June 1988 to the time she joined Vari-L, Ms. Maidel served initially as Director, and later as Corporate Vice President of Human Resources for the U.S. and U.K. operations of Arcadis NV, a leading international engineering consulting firm. Prior to that, Ms. Maidel was employed in Human Resources for 10 years at Cold Spring Harbor Laboratory, a major national cancer and genetic research laboratory. Ms. Maidel received a B.A. degree in Fine Arts from Cambridge PolyTechnical College.

Christopher Menicou has served as the Company’s Vice President, Quality and Reliability since September 2002. Mr. Menicou held the position of Vice President of Operations from October 2000 to November 2001 for Spectrian, Inc., a manufacturer of radio frequency amplifiers. From January 1998 to October 2002, he served as Spectrian’s Vice President of Quality and Reliability. He also held the position of Vice President of Quality at

Credence Test Systems, a semiconductor equipment manufacturer, from March 1997 to January 1998. Prior to this he held various operations, customer support and quality management positions at Trillium, a private company, later acquired by LTX Corporation and Fairchild/Schlumberger. Mr. Menicou holds a B.S. from San Jose State University.

Susan M. Ocampo is co-founder of the Company and has served as the Company’s Treasurer since November 1999. From 1988 to November 1999, Mrs. Ocampo also served as the Company’s Chief Financial Officer and Secretary and as one of the Company’s directors. Mrs. Ocampo holds a B.A. from Maryknoll College, in Manila, Philippines.

John Pelose has served as the Company’s Vice President and General Manager, Amplifier Division since May 2003. Prior to that time, Mr. Pelose served as the Company’s Vice President, Wireless Products from February 2002 to May 2003, and as the Company’s Director of Wireline Products from December 2001 to February 2002. He also served as the Company’s Director of Marketing of Wireless Products from January 2000 to December 2001. Mr. Pelose held the position of Vice President and General Manager of Multicarrier Products for Spectrian, Inc., a manufacturer of radio frequency amplifiers, from November 1998 to January 2000. From March 1998 to November 1998, he served as Spectrian’s Vice President of Technical Business Development, and from 1995 to October 1998, he served as its Vice President of Manufacturing Engineering. Mr. Pelose received his M.S.E.E. from University of Santa Clara and his B.S.E.E. from University of California at Davis.

Timothy G. Schamberger joined the Company as Vice President and General Manager of Signal Source Division in May 2003. Prior to joining the Company, Mr. Schamberger served as the Vice President, Sales and Marketing of Vari-L Company, Inc. from May 2002 to May 2003. Prior to joining Vari-L, he served in various capacities including Strategic Account Manager with M/A-COM Inc., a leading wireless RF components manufacturer since 1993. From March 1993 to May 2002, Mr Schamberger served in various sales & marketing roles for M/A-Com, a wireless RF components manufacturer, including Strategic Account Manager, Regional Sales Manager and District Sales Manager. Mr. Schamberger’s previous experience also includes program management and engineering positions with Allied Signal Aerospace Corp., a manufacturer of non-nuclear systems for nuclear weapons, and Wilcox Electric, a manufacturer of ground-based navigation aid equipment. Mr. Schamberger received his B.S.E.E. from Kansas State University.

EXECUTIVE COMPENSATION

The following table shows, as to any person serving as Chief Executive Officer during 2003 and each of the four other most highly compensated executive officers of the Company during 2003 whose salary plus bonus exceeded $100,000 (together, the Named Executive Officers), information concerning compensation paid for services rendered to the Company during the last three fiscal years.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation		All Other Compensation(2) ($)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options/ SARs(1) (#)
Robert Van Buskirk President and Chief Executive Officer	2003 2002 2001	275,000 262,337 212,279	— — —	234,230 — —	(3)	480,000 300,000 90,000	(4) (5) (5)	3,472 3,472 3,400

John M. Ocampo Chairman of the Board	2003 2002 2001	250,000 250,000 235,000	— — —	— — —		— — —		3,472 3,472 3,382

Thomas J. Scannell Vice President, Finance and Chief Financial Officer	2003 2002 2001	205,000 196,510 165,106	10,000 5,000 —	114,062 2,628 —	(6) (7)	145,000 75,000 70,000	(4) (5)	3,386 3,256 2,968

Gerald Quinnell Executive Vice President, Business Development	2003 2002 2001	200,000 190,000 188,692	— 5,000 —	— 2,628 —	(7)	140,000 — 70,000	(4) (5)	3,364 3,364 3,319

Guy Krevet Vice President, Operations	2003 2002 2001	185,000 184,075 174,540	10,000 — —	4,545 — —	(7)	120,000 — 60,000	(4) (5)	3,299 3,299 3,285

(1)	No stock appreciation rights have been granted by the Company.
(2)	Consist of matching contributions of $2,500 paid annually to each Named Executive Officer’s 401(k) plan account and term life insurance premiums paid by the Company. In 2003, term life insurance premiums in the following amounts were paid: $972 for each of Messrs. Van Buskirk and Ocampo, $886 for Mr. Scannell, $864 for Mr. Quinnell and $799 for Mr. Krevet.
(3)	Consists of $139,589 paid to Mr. Van Buskirk in 2003 as a relocation allowance in connection with Mr. Van Buskirk’s move, at the Company’s request, from California to the area of the Company’s new corporate headquarters located in Broomfield, Colorado, and $94,641 paid to Mr. Van Buskirk as reimbursement for taxes due on such relocation allowance.
(4)	In the third quarter of 2002, Sirenza’s board of directors approved a voluntary stock option exchange program for employees and directors. Under the program, eligible employees and directors were given the opportunity to exchange certain unexercised stock options for new options to be granted at least six months and one day following the cancellation of the exchanged options. Each officer was granted new options in the first quarter of 2003 exercisable for an equal number of shares as the exchanged options. No additional options were granted in 2003 to the Named Executive Officers.
(5)	Such options were tendered and cancelled pursuant to the Company’s voluntary stock option program described above.
(6)	Consists of $65,372 paid to Mr. Scannell in 2003 as a relocation allowance in connection with Mr. Scannell’s move, at the Company’s request, from California to the area of the Company’s new corporate headquarters located in Broomfield, Colorado, $44,180 paid to Mr. Scannell as reimbursement for taxes due on such relocation allowance, and $4,510 paid to Mr. Scannell as reimbursement for taxes due on the bonus paid during 2003.
(7)	Represents reimbursement for taxes due on bonus.

Option/Sar Grants During Last Fiscal Year

The following table shows, as for each Named Executive Officer, information concerning stock options granted during 2003.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(#)(1)	Percent of Total Options/SARs Granted To Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5% ($)	10% ($)
Robert Van Buskirk	480,000	12.2%	1.34	3/21/2013	404,505	1,025,095
John M. Ocampo	—	—	—	—	—	—
Thomas J. Scannell…	145,000	3.7%	1.34	3/21/2013	122,194	309,664
Gerald Quinnell	140,000	3.6%	1.34	3/21/2013	117,981	298,986
Guy Krevet	120,000	3.1%	1.34	3/21/2013	101,126	256,274

(1)	These options were granted in March 2003 in connection with Sirenza’s voluntary option exchange program described in footnote (4) to the Summary Compensation Table above. These options vest over 3.5 years as follows: the option vests as to 25% of the shares on September 21, 2003 and as to one thirty-sixth of the remaining shares each month thereafter.
(2)	Represents the fair market value of the underlying common stock on the date of grant.
(3)	Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. Potential realizable value is shown net of exercise price. These amounts are calculated based on the regulations promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

Aggregated Option/Sar Exercises in Last Fiscal Year and

Year-End Option/Sar Values

The following table sets forth, as to the Named Executive Officers, certain information concerning stock options exercised during 2003 and the number of shares subject to exercisable and unexercisable stock options as of the end of 2003. The table also sets forth certain information with respect to the value of stock options held by such individuals as of the end of 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Last Fiscal Year End (#)		Value of Unexercised In- The-Money Options/SARs at Last Fiscal Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Van Buskirk	—	—	392,180	330,000	1,322,116	1,145,100
John M. Ocampo	—	—	—	—	—	—
Thomas J. Scannell	50,000	111,800	190,045	128,855	497,942	345,917
Gerald Quinnell	71,658	324,809	124,573	96,250	431,428	333,988
Guy Krevet	35,000	129,964	97,865	82,500	329,667	286,275

(1)	The amount set forth represents the difference between the closing common stock share price of $4.81 on December 31, 2003, as reported by the Nasdaq National Market, and the applicable exercise price, multiplied by the applicable number of options.

Ten Year Option/Sar Repricing

The following table provides information on the repricing of options, whether through amendment, cancellation or replacement grants, or any other means during the last ten years, held by any individual who was an executive officer of the Company. The options granted pursuant to the Company’s voluntary option exchange program described in “Report of the Compensation Committee” are included in this table. The Company has not previously repriced any options.

Name and Position	Date (1)	Number of Securities Underlying Options/SARs Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment (2)($)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Time of Repricing or Amendment
Robert Van Buskirk President and CEO	3/21/2003 3/21/2003 3/21/2003	300,000 90,000 90,000	1.34 1.34 1.34	5.85 17.75 7.75	1.34 1.34 1.34	9.0 years 7.7 years 8.4 years

Thomas J. Scannell VP, Finance and Chief Financial Officer	3/21/2003 3/21/2003	70,000 75,000	1.34 1.34	17.75 4.85	1.34 1.34	7.7 years 9.0 years

Gerald Quinnell Executive VP, Business Development	3/21/2003 3/21/2003	70,000 70,000	1.34 1.34	17.75 7.75	1.34 1.34	7.7 years 8.4 years

Guy Krevet VP, Operations	3/21/2003 3/21/2003	60,000 60,000	1.34 1.34	17.75 7.75	1.34 1.34	7.7 years 8.4 years

Gerald Hatley VP, Controller and Chief Accounting Officer	3/21/2003 3/21/2003 3/21/2003	15,000 20,000 5,000	1.34 1.34 1.34	17.75 7.75 4.13	1.34 1.34 1.34	7.7 years 8.4 years 8.9 years

John Pelose VP and General Manager, Amplifier Division	3/21/2003 3/21/2003	12,500 12,500	1.34 1.34	17.75 7.75	1.34 1.34	7.7 years 8.4 years

Norman Hilgendorf VP, Sales and Marketing	3/21/2003 3/21/2003 3/21/2003 3/21/2003	10,000 25,000 15,000 10,000	1.34 1.34 1.34 1.34	17.75 5.50 7.75 4.13	1.34 1.34 1.34 1.34	7.7 years 6.9 years 8.4 years 8.9 years

(1)	The date of the repricings listed above is the date on which the new options were granted to the officer. Pursuant to the voluntary option exchange program, optionees surrendered options for cancellation on September 18, 2002 in exchange for the right to receive new options granted at least six months and one day after cancellation.
(2)	The price of the repricings listed above is the fair market value of the Company’s common stock on the date of issuance of the replacement options.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

Sirenza has entered into employment related agreements with nine of its executive officers: Charles R. Bland, the Company’s Chief Operating Officer, Gerald Hatley, the Company’s Vice President, Controller and Chief Accounting Officer, Joseph H. Johnson, the Company’s Chief Technology Officer, Susan P. Krause, the Company’s Vice President, General Counsel and Secretary, Guy Krevet, the Company’s Vice President, Operations, Gerald Quinnell, the Company’s Executive Vice President, Business Development, Thomas J.

Scannell, the Company’s Vice President, Finance and Chief Financial Officer, Timothy G. Schamberger, the Company’s Vice President and General Manager, Signal Source Division, and Robert Van Buskirk, the Company’s President and Chief Executive Officer. The following summarizes the material terms of each of the agreements.

Relocation of Officers (Robert Van Buskirk, Thomas J. Scannell, Gerald Hatley and Susan P. Krause)

In connection with the Company’s relocation of its corporate headquarters from Sunnyvale, California to Broomfield, Colorado, in September 2003 Sirenza entered into employment agreements with each of Mr. Hatley, Ms. Krause, Mr. Scannell and Mr. Van Buskirk that provided certain incentives to each officer to relocate their home and continue employment with Sirenza following the move.

The agreement with Mr. Van Buskirk provides for a two year employment relationship commencing on August 1, 2003 and sets forth the base salary, bonus opportunity, options, benefits and the responsibilities of Mr. Van Buskirk’s position in effect at the time of execution of the agreement. The agreement will be automatically renewed for successive one year terms unless either party provides notice of termination 60 days prior to the end of the existing term. Either the Company or Mr. Van Buskirk may terminate the employment relationship for any or no reason upon at least 30 days’ prior notice to the other party. However, if during the term of the agreement, Mr. Van Buskirk is terminated other than for “cause” or he resigns his employment with “good reason” (as such terms are defined in his agreement), Mr. Van Buskirk is entitled to continue to receive severance benefits equal to his base salary then in effect for a period of thirty months, and 50% of all unvested options will immediately accelerate and vest. In addition, if the involuntary termination occurs within 24 months of Mr. Van Buskirk’s move to Colorado, Mr. Van Buskirk is entitled to receive a payment in the amount of $22,500 as a moving allowance to return to California. Mr. Van Buskirk is also entitled to similar cash severance and acceleration of options if his employment is terminated due to his death. Pursuant to his employment agreement, Mr. Van Buskirk has also agreed not to engage in competitive activities with Sirenza for the lesser of (i) one year following termination of employment and (ii) such period of time during which he is entitled to severance benefits under the agreement.

The agreement with Mr. Scannell provides for a two year employment relationship commencing on August 1, 2003 and sets forth the base salary, bonus opportunity, options, benefits and the responsibilities of Mr. Scannell’s position in effect at the time of execution of the agreement. The agreement will be automatically renewed for successive one year terms unless either party provides notice of termination 60 days prior to the end of the existing term. Either the Company or Mr. Scannell may terminate the employment relationship for any or no reason upon at least 30 days’ prior notice to the other party. However, if during the term of the agreement, Mr. Scannell is terminated other than for “cause” or he resigns his employment with “good reason” (as such terms are defined in his agreement), Mr. Scannell is entitled to continue to receive severance benefits equal to his base salary then in effect for a period of eighteen months, and 50% of all unvested options will immediately accelerate and vest. In addition, if the involuntary termination occurs within 24 months of Mr. Scannell’s move to Colorado, Mr. Scannell is entitled to receive a payment in the amount of at least $13,900 but not to exceed $22,500 as a moving allowance for moving costs to return to California. Mr. Scannell is also entitled to similar cash severance and acceleration of options if his employment is terminated due to his death.

The agreements with Mr. Hatley and Ms. Krause each provide for a two year employment relationship commencing on September 1, 2003 and set forth the base salary, bonus opportunity, options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. Each agreement will be automatically renewed for successive one year terms unless a party provides notice of termination 60 days prior to the end of the existing term. Either the Company or the officer may terminate the employment relationship for any or no reason upon at least 30 days’ prior notice to the other party. However, if during the term of the agreement, the officer is terminated other than for “cause” or he/she resigns his/her employment with “good reason” (as such terms are defined in his agreement), the officer is entitled to continue to receive severance benefits equal to his/her base salary then in effect for a period of six months, and 50% of all unvested options will immediately accelerate and vest. In addition, if the involuntary termination occurs within 24 months of the officer’s move to Colorado, Mr. Hatley is entitled to receive a payment in the amount of $3,600 and Ms. Krause is entitled to receive a payment in the amount of $8,150 as a moving allowance for moving costs to return to California. Each officer is also entitled to similar cash severance and acceleration of options if his/her employment is terminated due to his/her death.

Vari-L Acquisition (Charles R. Bland and Timothy G. Schamberger)

In connection with the acquisition of Vari-L Company, Inc. in May 2003, the Company entered into employment agreements with each of Mr. Bland and Mr. Schamberger that provided certain incentives to each to begin and continue employment with Sirenza following the acquisition. These employment agreements superseded any previously existing employment agreements entered into by each of these individuals with Vari-L. The agreements with Messrs. Bland and Schamberger provide for an at will employment relationship and established the initial base salary, bonus opportunity, options, benefits and the responsibilities of each position at the time of hire. Although the employment agreement is at-will, the agreement with each also provides that if, between the day following such officer’s one year anniversary of starting employment with Sirenza and his two year anniversary of starting employment with Sirenza, he is terminated other than for “cause” or he resigns his employment with “good reason” (as such terms are defined in his agreement), and signs and does not revoke a general release of claims in Sirenza’s favor, which release is reasonably acceptable to Sirenza, such officer is entitled to continue to receive his base salary then in effect for a period of six months. Mr. Bland and Mr. Schamberger have also agreed not to engage in competitive activities with Sirenza for one year following termination of employment.

Xemod Acquisition (Joseph Johnson)

In connection with the acquisition of Xemod Incorporated in September 2002, Sirenza also signed an offer letter with Mr. Johnson that provided certain incentives to Mr. Johnson to begin and continue employment with Sirenza following the acquisition. The agreement with Mr. Johnson provides for an at- will employment relationship and established Mr. Johnson’s initial base salary, bonus opportunity, options, benefits and the responsibilities of his position at the time of hire. Although the employment agreement is at-will, the agreement with Mr. Johnson also provides that if Mr. Johnson is terminated other than for “cause” or he resigns his employment with “good reason” (as such terms are defined in his agreement) before September 12, 2004 and signs and does not revoke a general release of claims in Sirenza’s favor, which release is reasonably acceptable to Sirenza, Mr. Johnson is entitled to continue to receive his base salary then in effect, through September 14, 2004 or for a period of six months, whichever period is longer. Mr. Johnson has agreed not to engage in competitive activities with Sirenza for the greater of (i) one year following termination of employment or (ii) through September 14, 2004.

Change of Control Arrangements (Gerald Quinnell and Guy Krevet)

Sirenza has entered into change of control and severance agreements with each of Mr. Krevet and Mr. Quinnell which provide that, in the event that the officer is involuntarily terminated by Sirenza without cause within twelve months following a change of control of Sirenza (with “cause” and “change of control” defined in the agreement), the officer is entitled to receive continued payment of the officer’s base salary for a period of six months from the date of termination or until such earlier date when the officer obtains full-time employment in a senior management position with a subsequent employer. In addition, Sirenza must maintain group health, life and other insurance policies for the officer during this same six-month period. The agreements also provide that all unvested options held by the officer shall accelerate in full automatically upon a change of control of Sirenza. Except as described above, the agreements specify that the employment relationship is at-will, either party may terminate the employment relationship with no notice, and the officer is entitled to no severance for any termination other than in connection with a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee currently consists of Mr. Bumgarner and Mr. Skrzypczak. From January 1, 2003 through October 15, 2003, the Compensation Committee consisted of Mr. Bumgarner and Mr. Chung. No member of the Compensation Committee was an employee of the Company or its subsidiaries during 2003 and no member was a former officer of the Company or its subsidiaries. None of the Company’s executive officers serves as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company and the specific compensation levels for the Chief Executive Officer and other executive officers of the Company. Additionally, the Compensation Committee is routinely consulted to approve the compensation of a newly hired executive or of an executive whose scope of responsibility has changed significantly. The Compensation Committee is composed of two independent non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission. Although Robert Van Buskirk, the Company’s President and Chief Executive Officer, is generally invited to attend the meetings of the Compensation Committee, he does not attend meetings or participate in deliberations that relate to his own compensation.

General Compensation Policy

The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees. The Compensation Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer and other executive officers of the Company at or about the beginning of each fiscal year. The Compensation Committee administers the Company’s equity plans, including the Amended and Restated 1998 Stock Plan, except that the Board of Directors has delegated the authority directly to the Chief Executive Officer of the Company to grant options under the Amended and Restated Stock Plan for no more than 10,000 shares to non-officer employees of the Company upon their hire by the Company.

The Compensation Committee believes that the compensation of the executive officers, including that of the Chief Executive Officer, should be influenced by the Company’s performance. The objectives of the Compensation Committee are to enhance the Company’s ability to recruit and retain qualified management, to align executive compensation with the Company’s long and short-term business objectives and performance, and to maximize long-term stockholder value. Long-term equity compensation for executive officers is made through the granting of stock options, which have value only if the price of the Company’s stock increases above the fair market value on the grant date and the executive remains employed by the Company for the period required for the shares to vest. For the past three fiscal years, executive officer compensation has had no additional incentive component. However, in the event the Compensation Committee determines to adopt a cash or non-cash incentive compensation program, the Committee will base executive’s participation in such program on corporate profits and sales performance.

The base salaries, incentive compensation and stock option grants, if any, of the executive officers are determined in part by reviewing data on prevailing compensation practices in technology companies with whom the Company competes for executive talent and by evaluating such information in connection with the Company’s corporate goals. The Compensation Committee also considers the Company’s financial performance for the past year and the achievement of certain objectives related to the particular executive officer’s area of responsibility. Generally, recommendations regarding the base salary, bonuses and stock option or other awards of the Company’s executive officers other than the Chief Executive Officer are made to the Compensation Committee by the Chief Executive Officer and are subject to its approval.

Due to economic slowdown beginning in 2001 and in keeping with the Committee’s belief that compensation is related to the Company’s performance, the Company put a salary freeze in place. In addition, in 2001, the Compensation Committee temporarily reduced executive officer base salaries. Other than in connection with a promotion or market equity adjustments, and a reinstatement of executive salaries to original levels, employee base salaries have not increased since that date. In December 2003, the Compensation Committee concluded that a lifting of the salary freeze was appropriate in order to retain the services of key employees and in recognition of the Company’s improved performance. The Board of Directors, including the members of the

Compensation Committee, approved lifting the salary freeze effective July 1, 2004 and allocated a fixed pool of funds. All employees of the Company will be reviewed and may receive one-time cash payments or base salary increases based on merit and performance.

Fiscal 2003 Executive Compensation and Option Exchange Program

CEO Compensation:    The Chief Executive Officer’s salary, bonus and equity incentive awards are established by the Compensation Committee. Mr. Van Buskirk has served as the Company’s President and Chief Executive Officer since joining the Company in June 1999. The base salary paid by the Company to Mr. Van Buskirk in 2003 was $275,000, the same as for the prior year. For fiscal year 2003, Mr. Van Buskirk had no guaranteed minimum bonus and none was paid. Mr. Van Buskirk was also granted options to purchase an aggregate 480,000 shares of common stock in March 2003 at the then fair market value of $1.34 per share. Each of these options was granted as a replacement for a previously cancelled option in the Company’s voluntary stock option exchange program commenced in 2002. No options other than those granted in connection with the option exchange program were granted to Mr. Van Buskirk in 2003. The Compensation Committee believes that Mr. Van Buskirk’s compensation was appropriate considering both the Company’s financial performance for the prior year and the salaries and bonuses of executive officers in similar positions of comparably-sized companies, and is necessary to retain his services. For 2004, Mr. Van Buskirk’s base salary is currently set at $275,000. The Compensation Committee will review Mr. Van Buskirk’s compensation in connection with the merit review and salary adjustment to take effect on July 1, 2004.

Other Executive Officers:    The Committee reviewed the recommendations and performance and market data outlined above and established a base salary level for each executive officer. The Compensation Committee believes that the compensation paid to the Company’s executive officers in 2003 was comparable to similarly-sized businesses in its industry.

Merit Compensation.    The Committee did not set predetermined objectives for incentive compensation or establish a bonus pool or incentive compensation program at the beginning of 2003. However, the Committee, upon recommendation of the Chief Executive Officer, will approve one-time cash bonuses in recognition of extraordinary effort or performance by an executive officer. For 2003, executive merit bonuses ranged from $5,000 to $10,000, the majority of which were paid in recognition of the successful transition of the Company’s manufacturing and financial operations from California to Colorado to those executive officers responsible for such areas. No cash bonus was paid to the Chief Executive Officer in 2003.

Stock Options.    In addition to salary and bonus, the Compensation Committee, from time to time, approves the grant of options to executive officers and other employees. The Compensation Committee believes that stock options serve as an effective, cost-efficient and competitive long-term incentive and retention tool for the Company’s executives, as well as other employees. The Compensation Committee thus views option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to the Company’s stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner which will also benefit stockholders. As such, options are granted at the current market price. One of the principal factors considered in granting options to an executive officer is the executive officer’s ability to influence the Company’s long-term growth and profitability.

Stock Option Exchange Program.    Although the Company saw its per quarter revenue increase sequentially in the second half of 2002, the price of the Company’s common stock declined from a high of $40.25 in early 2001 to a low of $1.15 in the third quarter of 2002. The significant decline in the Company’s stock price was, in part, a result of the economic downturn in the economy, especially the severe economic downturn in the technology sector. As a result of the substantial decline in the market price of the Company’s common stock, many of the outstanding options held by the Company’s employees, including the Company’s executive officers, had exercise prices significantly higher than the market price of the underlying stock. The Compensation Committee determined that the outstanding options were no longer effective in achieving the desired effect of retaining key employees and providing incentive to employees to align their interest with those of the Company’s stockholders.

Consequently, in the third quarter of 2002, Sirenza’s Board of Directors, including the members of the Compensation Committee, approved a voluntary stock option exchange program for employees and directors. Under the program, eligible employees and directors were given the opportunity to tender for exchange and cancellation unexercised stock options granted under the Amended and Restated 1998 Stock Plan for new options to be granted and priced at least six months and one day following the cancellation of the exchanged options.

The Company commenced the offer on August 20, 2002 and the offer expired on September 18, 2002. The Company accepted for exchange and cancellation options to purchase an aggregate of 2,416,416 shares of the Company’s common stock, representing approximately 83% of the options eligible to be tendered under the option exchange program. On March 21, 2003, the Company granted new options to purchase an aggregate of 2,294,226 shares of the Company’s common stock to replace, on a one-for-one basis, the eligible options that had been tendered and cancelled under the option exchange program. The exercise price per share for the new options granted in the exchange program was $1.34, the per share fair market value of the Company’s common stock on March 21, 2003. The term of each new option is ten years from the date of grant.

The Compensation Committee believes that the option exchange program was in the best interest of the Company because equity incentives are necessary for the retention of services of key employees, including executive officers, particularly since the Company has no other long-term incentive compensation program for employees. Without the exchange offer, the discrepancy between the high exercise price of the outstanding options and the lowered market price of the common stock would have limited the Company’s ability to remain competitive for the services of such key employees and would not have furthered the Committee’s stated objective of aligning employee and corporate goals.

In order to ensure the interests of the Company were further protected, the option exchange program included several restrictions. First, the new options granted in the exchange program did not retain the same vesting schedule as the cancelled options. Rather, in exchange for the right to receive the new priced option, each participant agreed to receive an option which would vest over a period of three and half years beginning on the date of grant of the new option. In addition, in the event that an employee participating in the exchange program was terminated after the expiration of the exchange offer but prior to the grant of the replacement option, the options tendered by such employee would be cancelled without any replacement options granted therefore. Furthermore, the replacement options were granted no earlier than six months and a day after the expiration of the offer in order to assure that the replacement options would not be treated as a variable award for financial accounting purposes. The exercise price for the replacement options was equal to the fair market value of the Company’s common stock on the date the replacement options were granted. Therefore, employees participating in the program assumed the risk that the exercise price for the replacement options might be higher than the exercise price for the tendered options.

Relocation of Executive Officers.    In 2003, the Company completed the acquisition of Vari-L and made the strategic decision to consolidate the operations of the two companies and relocate its corporate headquarters from Sunnyvale, California to Broomfield, Colorado. In connection with this decision, the Company asked certain executive officers key to the operations in Colorado, including the Chief Executive Officer, to relocate to Colorado from California. As an inducement to relocate themselves and their families, the Committee approved relocation allowances for each executive officer tailored to meet expected expenses of moving and to reimburse each executive officer for other costs associated with the move, including the purchase and sale of homes. The Committee received recommendations from disinterested members of management, including the Company’s Chairman of the Board and Treasurer who are each significant stockholders in the Company, with respect to the level of the relocation allowances. The relocation allowances, although based on particular circumstances of each executive officer, were paid as an allowance, as opposed to reimbursement of actual expenses, and therefore constituted compensation for each executive officer. As a result, the executive officer receiving the allowance was subject to income and payroll taxes which the Company agreed to pay by grossing-up the allowances. The Committee believes that the relocation allowances paid to each executive officer are comparable to that provided by similarly sized companies and represent fair compensation for the move.

Compliance with Section 162(m) of the Internal Revenue Code of 1986.    Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although the Company considers the impact of this rule when developing and implementing its executive compensation programs, the Company believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). If approved by stockholders, the Amended and Restated 1998 Stock Plan will qualify for the performance-based compensation exemption under Section 162(m). The Company does not expect cash compensation for any executive officer in fiscal 2004 to be in excess of $1,000,000 or consequently affected by the requirements of Section 162(m).

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE:

Casimir S. Skrzypczak

Peter Y. Chung (January 1, 2003–October 16, 2003)

John C. Bumgarner, Jr. (October 16, 2003–December 31, 2003)

AUDIT COMMITTEE REPORT

From January 1, 2003 to October 16, 2003, the Audit Committee of our Board of Directors consisted of Casimir S. Skrzypczak, John C. Bumgarner, Jr. and Peter Y. Chung. Upon Gil J. Van Lunsen’s election to the Board of Directors on October 16, 2003, the Audit Committee was reformed to be comprised of Mr. Van Lunsen, Mr. Skrzypczak and Mr. Chung.

In connection with the audit by Ernst & Young LLP, the Company’s independent auditors, of the Company’s financial statements as of and for the year ended December 31, 2003, the Audit Committee of the Board of Directors of the Company has performed the following functions, among others:

•	The Audit Committee has reviewed and discussed the audited financial statements with management.

•	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented to date.

•	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as modified or supplemented to date, and has discussed with the independent auditors their independence. In considering the auditors’ independence, the Audit Committee has considered the amount and nature of any fees paid by the Company to the independent auditors for non-audit services.

While the Audit Committee has performed the above functions, management, and not the Audit Committee, has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. Similarly, it is the responsibility of the independent auditors, and not the Audit Committee, to conduct the audit and express an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2003 be included in its Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:

Gil J. Van Lunsen

Peter Y. Chung

Casimir S. Skrzypczak

COMPANY STOCK PRICE PERFORMANCE

Set forth below is a line graph comparing the percentage change in the cumulative return to the stockholders of the Company’s common stock with the cumulative return of the Nasdaq Composite Index and the SOX - PHLX Semiconductor Index for the period commencing on May 25, 2000 (the date the Company’s common stock commenced trading on the Nasdaq National Market) and ending on December 31, 2003.

The graph assumes that $100 was invested on May 25, 2000 in the Company’s common stock, the Nasdaq Composite Index and in the SOX - PHLX Semiconductor Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

TRANSACTIONS WITH RELATED PARTIES

The following is a description of transactions since the beginning of 2003 to which the Company has been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of the Company’s capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under “Executive Compensation”.

Sirenza has used the services of MPI Corporation of Manila, Philippines, for the packaging of a significant amount of its radio frequency components. MPI is owned by Jose Ocampo, a cousin of John M. Ocampo, Sirenza’s co-founder and Chairman of the Board, and a principal stockholder of Sirenza. Sirenza paid MPI an aggregate of $173,000 in 2003 for these services. In addition, amounts owed by Sirenza to MPI for such services at December 31, 2003 totaled $247,000. The Company no longer uses the services of MPI.

In addition, the Company has entered into employment agreements and other arrangements with executive officers as set forth above under “Executive Compensation—Employment Agreements and Change of Control Arrangements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a).

Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3 and Forms 5 and amendments thereto furnished to the Company with respect to the last fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during 2003, all Section 16(a) filing requirements applicable to the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities were complied with, except as follows: (i) a Form 4 for one transaction on November 14, 2003 was not timely filed by Guy Krevet, the Company’s Vice President, Operations; (ii) a Form 4 for one transaction on January 13, 2003 was not timely filed by Susan P. Krause, the Company’s Vice President and General Counsel; (iii) a Form 3 filed timely on October 21, 2003 by Jacquie Maidel, the Company’s Vice President, Human Resources, did not list all shares beneficially owned by Ms. Maidel as of the required date; (iv) a Form 4 for one transaction on April 17, 2003 was not timely filed by Norman Hilgendorf, the Company’s Vice President, Sales and Marketing; and (v) a Form 4 for one transaction on April 17, 2003 was not timely filed by John Pelose, the Company’s Vice President and General Manager, Amplifier Division. A corrective filing has been made for each of the above-described incidences of noncompliance. In addition, the Company has no knowledge whether any Section 16 forms have been filed by Wasatch Advisors, Inc., an owner of more than 10% of the Company’s common stock.

STOCKHOLDER PROPOSALS

For a stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than December 29, 2004. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Company’s proxy statement is instead a reasonable time before the Company begins to print and mail its proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of the Company’s common stock to approve that proposal, provide the information required by the bylaws of Sirenza and give timely notice to the Corporate Secretary of Sirenza in accordance with the advance notice procedures set forth in the bylaws of Sirenza, which, in general, require that the notice be received by the Corporate Secretary of Sirenza not less than 120 days in advance of the one-year anniversary of the date on which the notice of the previous year’s annual meeting was mailed to the stockholders by the Company (in the case of the 2005 annual meeting this date is December 29, 2004). This notice must contain specified information concerning the matters proposed to be brought before such annual meeting and concerning the stockholder proposing such matters. In the event that either (i) the Company did not have an annual meeting during the immediately previous year, or (ii) the date of the current year annual meeting is more than 30 days from the one year anniversary of the immediately prior annual meeting, then the deadline for the Company’s receipt of the notice required by the bylaws shall instead be the later of (a) the date that is 120 days prior to the such annual meeting, and (b) the date that is 10 days following the first public notice of the date of such annual meeting. A copy of the full text of the bylaw provision discussed above may be obtained by writing to the Secretary of the Company at the address below and is also available at the Company’s website at www.sirenza.com.

All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, CO 80021, Attention: Corporate Secretary.

DISCLAIMER REGARDING COMMITTEE REPORTS AND OTHER INFORMATION

Neither (i) the Compensation Committee report contained herein, (ii) the Audit Committee report contained herein, or (iii) any other information required to be disclosed herein by Items 306 or 402(l) of Regulation S-K or Item 7(d)(3) of Schedule 14A shall be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

UNDERTAKING TO FURNISH FORM 10-K

A copy of our Annual Report to Stockholders, which includes financial statements, is being mailed with this Proxy Statement.

UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED HEREBY, THE COMPANY SHALL PROVIDE TO SUCH PERSON, FREE OF CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR, AS FILED WITH THE SECURITIES EXCHANGE COMMISSION, CONTAINING A LIST BRIEFLY DESCRIBING THE EXHIBITS THERETO, BUT NOT THE EXHIBITS THEMSELVES. UPON WRITTEN REQUEST FROM ANY BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING, AND PAYMENT TO THE COMPANY OF A FEE IN THE AMOUNT OF THE COMPANY’S REASONABLE EXPENSES OF FURNISHING SUCH COPY, THE COMPANY WILL ALSO FURNISH SUCH BENEFICIAL OWNER WITH A COPY OF ANY REQUESTED EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR.

Please address any requests for copies of the Annual Report to Stockholders or the Annual Report on Form 10-K to Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, CO 80021, Attention: Investor Relations.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

APPENDIX A

SIRENZA MICRODEVICES, INC.

AMENDED AND RESTATED 1998 STOCK PLAN

As amended and restated on April 15, 2004

1    Purposes of the Plan.  The purposes of this Amended and Restated 1998 Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Purchase Rights, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.

2    Definitions.  As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means individually or collectively, a grant under the Plan of Options, Stock Purchase Rights, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units.

(d) “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Awarded Stock” means the Common Stock subject to an Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the common stock of the Company, or in the case of Performance Units, the cash equivalent thereof.

(j) “Company” means Sirenza Microdevices, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Deferred Stock Unit” means a deferred stock unit Award granted to a Service Provider pursuant to Section 15.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(iv)    Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s) “Inside Director” means a Director who is an Employee.

(t) “IPO Effective Date” means the date upon which the Securities and Exchange Commission declares the initial public offering of the Company’s common stock as effective.

(u) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award granted under the Plan.

(bb) “Performance Goals” means the goal(s) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance

Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) cash flow, (ii) customer satisfaction, (iii) earnings, (iv) gross margin, (v) market price of stock, (vi) market share, (vii) net income, (viii) operating income, (ix) operating margin, (x) return on capital, (xi) return on equity, (xii) return on net assets, (xiii) revenue and (xiv) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.

(cc) “Performance Share” means a performance share Award granted to a Service Provider pursuant to Section 13.

(dd) “Performance Unit” means a performance unit Award granted to a Service Provider pursuant to Section 14.

(ee) “Plan” means this Amended and Restated 1998 Stock Plan.

(ff) “Restricted Stock” means Shares acquired upon exercise of a Stock Purchase Right, that are subject to vesting, if any.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Service Provider” means an Employee, Director or Consultant.

(jj) “Share” means a share of the Common Stock, as adjusted in accordance with Section 19 of the Plan.

(kk) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 12 is designated as a SAR.

(ll) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(mm) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3    Stock Subject to the Plan.  Subject to the provisions of Section 19 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 7,194,691 Shares, plus an annual increase to be added on the first day of the Company’s fiscal year beginning in 2001, equal to the lesser of (i) 1,500,000 shares, (ii) 3% of the outstanding shares on such date or (iii) a lesser amount determined by the Board. Notwithstanding the foregoing, in no event shall more than 30% of the Shares that remain available for issuable under the Plan as of April 15, 2004 be granted pursuant to Awards with an exercise price or purchase price that is less than 100% of Fair Market Value on the date of grant. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full (including if an Award is surrendered pursuant to an exchange program whereby the Participant agrees to cancel an existing Option and/or SAR in exchange for an Option, SAR or other Award) or, with respect to Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units, is forfeited back to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, under any Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of

Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.

4    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)    Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)    Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)    Other Administration.  Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or purchased (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted;

(vii) to institute an exchange program whereby outstanding Awards are surrendered in exchange for an Option, SAR or other Award with a lower exercise price.

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(x) to modify or amend each Award (subject to Section 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of

Shares or cash having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.

5    Eligibility.  Stock Purchase Rights, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6    Limitations.

(a)    Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)    Neither the Plan nor any Award shall confer upon Participant any right with respect to continuing his or her relationship as a Service Provider with the Company, nor shall they interfere in any way with the right of the Participant or the right of the Company’s right or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

(c)    The following limitations shall apply to Awards under the Plan:

(i)    No Service Provider shall be granted, in any fiscal year of the Company, (A) Option or SARs to purchase more than 1,000,000 Shares, (B) Stock Purchase Rights to purchase more than 500,000 Shares, (C) Performance Shares covering more than 500,000 Shares, and (D) Performance Units with an initial value in excess of $1,000,000.

(ii)    In connection with his or her initial service, a Service Provider may be granted (A) Options or SARs to purchase up to an additional 1,000,000 Shares, (B) Stock Purchase Rights to purchase up to an additional 500,000 Shares, (C) Performance Shares covering up to an additional 500,000 Shares, and (D) additional Performance Units with an initial value of up to $1,000,000, which shall not count against the limits set forth in subsection (i) above.

(iii)    The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 19(a).

(iv)    If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 19(c)), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above.

7    Term of Plan.  Subject to Section 25 of the Plan, the amendment and restatement of the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years from the date of such adoption by the Board, unless terminated earlier under Section 21 of the Plan.

8    Term of Option.  The term of each Option shall be stated in the Award Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

9    Option Exercise Price and Consideration.

(a)    Exercise Price.  The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)    In the case of an Incentive Stock Option

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)    In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

(iv)    Notwithstanding the foregoing, the exercise price for the Shares to be issued pursuant to an already granted Option may not be charged without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

(b)    Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(c)    Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i)    cash;

(ii)    check;

(iii)    promissory note;

(iv)    other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(v)    consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi)    a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii)    any combination of the foregoing methods of payment; or

(viii)    such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10    Exercise of Option.

(a)    Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 19 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)    Termination of Relationship as a Service Provider.  If an Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)    Disability of Participant.  If an Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)    Death of Participant.  If an Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the

Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)    Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

11    Stock Purchase Rights.

(a)    Rights to Purchase.  Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator.

(b)    Repurchase Option.  Unless the Administrator determines otherwise, the Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Award Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. However, if the Administrator determines it is desirable for the Award to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the repurchase option shall lapse based upon the achievement of Performance Goals.

(c)    Other Provisions.  The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d)    Rights as a Stockholder.  Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 19 of the Plan.

12    Stock Appreciation Rights.

(a)    Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b)    Exercise Price and other Terms.  The Administrator, subject to the provision of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as a SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(c)    Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)    the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)    the number of Shares with respect to which the SAR is exercised.

(d)    Payment upon Exercise of SAR.  At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e)    SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f)    Expiration of SARs.  Subject to the term stated in Section 12(b), a SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(g)    Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Award Agreement to the extent that the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified by the Administrator, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

(h)    Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Award Agreement to the extent the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

(i)    Death of Participant.  If a Participant dies while a Service Provider, the Stock Appreciation Right may be exercised within such period of time as is specified in the Award Agreement to the extent that the Stock Appreciation Right is vested and exercisable on the date of death (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Notice of Grant), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Stock Appreciation Right may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Stock Appreciation Right is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution,. In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant’s termination. If, at the time of death, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall immediately revert to the Plan. If the Stock Appreciation Right is not so exercised within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

(j)    Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

13    Performance Shares.

(a)    Grant of Performance Shares.  Subject to the terms and conditions of the Plan, Performance Shares may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share Award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares; provided, however, that (1) the performance milestones will be based on Performance Goals if the Administrator desires that the Award qualify as “performance-based compensation” under Section 162(m) of the Code, and (2) any period for measuring performance will be at least 12 months. Performance Shares shall be granted in the form of units/rights to acquire Shares. Each such unit/right shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units/rights to acquire Shares.

(b)    Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the Participant to sign a Performance Shares agreement as a condition of the Award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c)    Performance Share Award Agreement.  Each Performance Share grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

14    Performance Units.

(a)    Grant of Performance Units.  Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Unit Award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units; provided, however, that (1) the performance milestones will be based on Performance Goals if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m) of the Code, and (2) any period for measuring performance will be at least 12 months. Performance Units shall be granted in the form of units/rights to acquire Shares. Each such unit/right shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b)    Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the Participant to sign a Performance Unit agreement as a condition of the Award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c)    Performance Unit Award Agreement.  Each Performance Unit grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

15    Deferred Stock Units.  Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

16    Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

17    Formula Option Grants to Outside Directors.  Outside Directors shall be automatically granted Options each year in accordance with the following provisions:

(a)    All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(b)    Each person who first becomes an Outside Director on or after the IPO Effective Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, shall be automatically granted an Option to purchase 40,000 Shares (the “First Option”) on the date he or she first becomes an Outside Director; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

(c)    Each Outside Director shall be automatically granted an Option to purchase 10,000 Shares (a “Subsequent Option”) following each annual meeting of the stockholders of the Company, except in the case of the first such annual meeting after the IPO Effective Date if such annual meeting is held within six (6) months of the IPO Effective Date, if as of such date, he or she shall continue to serve on the Board and shall have served on the Board for at least the preceding six (6) months.

(d)    Notwithstanding the provisions of subsections (b) and (c) hereof, any exercise of an Option granted before the Company has obtained stockholder approval of the Plan in accordance with Section 25 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 25 hereof.

(e)    The terms of each First Option granted pursuant to this Section shall be as follows:

(i)    the term of the First Option shall be ten (10) years.

(ii)    the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the First Option.

(iii)    the First Option shall vest as to 25% of the Shares subject to the First Option on each anniversary of its date of grant provided that the Participant continues to serve as a Director on such dates.

(f)    The terms of each Subsequent Option granted pursuant to this Section shall be as follows:

(i)    the term of the Subsequent Option shall be ten (10) years.

(ii)    the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Subsequent Option.

(iii)    the Subsequent Option shall vest as to 25% of the Shares subject to the Subsequent Option on each anniversary of its date of grant provided that the Participant continues to serve as a Director on such dates.

18    Leaves of Absence.  Subject to any other provision of the Plan, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall recommence only upon return to active service.

19    Adjustments Upon Changes in Capitalization, Dissolution, Merger, or Asset Sale.

(a)    Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, the number of Shares as well as the price per share of Common Stock covered by each such outstanding Award, the number of Shares covered by options automatically granted under Section 17, and the 162(m) annual share issuance limits under Section 6(c) shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(b)    Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c)    Merger or Asset Sale.

(i)    Options and SARs.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and SAR shall be assumed or an equivalent option or stock appreciation right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Options granted to an Outside Director pursuant to Section 17 that are assumed or substituted for, if following such assumption or substitution the Optionee’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Optionee, then the Participant shall fully vest in and have the right to exercise the Option as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.

For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale or assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(ii)    Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit Award shall be assumed or an equivalent restricted stock, performance share, performance unit and deferred stock unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit Award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit Award shall be considered assumed if, following the merger or sale of assets, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

20    Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

21    Amendment and Termination of the Plan.

(a)    Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22    Conditions Upon Issuance of Shares.

(a)    Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations.  As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23    Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or with respect to Performance Units, the cash equivalent thereof), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or with respect to Performance Units, the cash equivalent thereof) as to which such requisite authority shall not have been obtained.

24    Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

25    Stockholder Approval.  The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX B

PROXY	PROXY

SIRENZA MICRODEVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS—JUNE 2, 2004

This proxy is solicited on behalf of the Board of Directors of the Company

The undersigned stockholder of Sirenza Microdevices, Inc., a Delaware corporation (the Company), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 21, 2004, and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2003, and hereby appoints Thomas J. Scannell and Susan P. Krause, or either of them, as proxies and attorneys-in-fact, with full power to each of substitution on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares of common stock of the Company registered in the name of the undersigned at the 2004 Annual Meeting of Stockholders of the Company, to be held on Wednesday, June 2, 2004 at 2:00 p.m. (local time) at the Company’s principal executive offices located at 303 S. Technology Court, Broomfield, CO 80021, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(See reverse.)

Address Change/Comments (Mark the corresponding box on the reverse side)

B-1

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE
VOTED “FOR” THE PROPOSALS	Please Mark Here for Address Change or Comment SEE REVERSE SIDE	☐

1.	THE ELECTION OF (01) ROBERT VAN BUSKIRK AND (02) PETER Y. CHUNG (OR SUCH SUBSTITUTE NOMINEES AS SET FORTH IN THE PROXY STATEMENT) AS THE CLASS I DIRECTORS OF THE COMPANY TO SERVE FOR A TERM OF THREE YEARS AND UNTIL SUCH TIME AS THEIR RESPECTIVE SUCCESSOR SHALL BE DULY ELECTED AND QUALIFIED.

☐ FOR ALL (Except withhold as to Nominee(s) written below, if any)	☐ WITHHOLD ALL

Excepted:

2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	TO APPROVE THE ADDITION OF AVAILABLE AWARDS, THE LIMIT ON THE NUMBER OF SHARES THAT MAY BE GRANTED PURSUANT TO DISCOUNT AWARDS AND THE MATERIAL TERMS OF THE COMPANY’S AMENDED AND RESTATED 1998 STOCK PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. THE PROXYHOLDERS MAY VOTE THE SHARES REPRESENTED BY THIS PROXY FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR MAY OTHERWISE REPRESENT SUCH SHARES WITH RESPECT TO SUCH MATTERS, IN EACH CASE IN THEIR DISCRETION.

I plan to attend the Annual Meeting:  ☐

Dated: , 2004

Signature(s)

Title, if appropriate

Sign exactly as your name(s) appear on the stock certificate. A corporation or partnership is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing. If stock is registered in two names, both should sign.

B-2